Exhibit 2.1

AGREEMENT OF MERGER AND

PLAN OF REORGANIZATION

by and among

AMERI HOLDINGS, INC.

VIRTUOSO ACQUISITION INC.,

AMERI100 VIRTUOSO INC.,

VIRTUOSO, L.L.C.

and

THE SOLE MEMBER OF VIRTUOSO, L.L.C.

July 22, 2016

TABLE OF CONTENTS

1.	The Mergers		2
	1.1	Mergers	2
	1.2	Closing.	2
	1.3	Effective Times	2
	1.4	Governing Documents	3
	1.5	Officers, Directors and Managers of the Surviving Entities	3
	1.6	Tax Consequences.	4
	1.7	Assets and Liabilities	4
	1.8	Manner and Basis of Converting Membership Interests	5
	1.9	Assignment of Membership Interests	6
	1.10	Stock Options and Warrants	6
	1.11	Parent Stock Consideration	6
	1.12	Earn Out	6

2.	Representations and Warranties of the Company		8
	2.1	Organization, Standing, Subsidiaries, Etc	8
	2.2	Qualification	9
	2.3	Capitalization of the Company	9
	2.4	Authority Relative to this Agreement	9
	2.5	Indebtedness	10
	2.6	Compliance with Laws and Instruments	10
	2.7	Broker’s and Finder’s Fees	10
	2.8	Financial Statements	10
	2.9	Absence of Undisclosed Liabilities	11
	2.10	Changes	11
	2.11	Material Contracts	12
	2.12	Taxes	13
	2.13	Owned and Leased Properties; Sufficiency of Assets	16
	2.14	Intellectual Property; Personal Information	18
	2.15	Employee and Labor Matters	20
	2.16	Employee Plans	20
	2.17	Member Vote Required	22
	2.18	Insurance Coverage	22
	2.19	Litigation	22
	2.20	Licenses	23
	2.21	Environmental Matters	23
	2.22	Absence of Questionable Payments	23
	2.23	Books and Records	23
	2.24	Bank Accounts; Powers of Attorney	23
	2.25	Customers and Suppliers	24
	2.26	Accounts Receivable and Accounts Payable	24
	2.27	Certain Transactions	24
	2.28	Reliance	24
	2.29	Disclosure	24

3.	Representations and Warranties of Parent and Merger Subs		25
	3.1	Organization and Standing	25
	3.2	Corporate Authority	25
	3.3	Broker’s and Finder’s Fees	25
	3.4	Capitalization of Parent	25
	3.5	Merger Subs	26
	3.6	Validity of Shares	26
	3.7	Commission Reporting and Compliance	26
	3.8	Financial Statements	27
	3.9	Governmental Consents	27
	3.10	Compliance with Laws and Instruments	28
	3.11	No General Solicitation	28
	3.12	Binding Obligations	28
	3.13	Absence of Undisclosed Liabilities	28
	3.14	Litigation	29
	3.15	Questionable Payments	29

4.	Representations and Warranties of the Sole Member		29
	4.1	Ownership of Membership Interests	29
	4.2	Authority Relative to this Agreement	29
	4.3	Consents and Approvals; No Violations	29
	4.4	Litigation	30
	4.5	Brokers and Finders	30
	4.6	Investment Representations	30

5.	Conduct of Business by the Company Pending the Merger		31

6.	Additional Agreements		33
	6.1	Access and Information	33
	6.2	Further Assurances; Cooperation	33
	6.3	Public Announcements	34
	6.4	Non-Competition	34
	6.5	Employee Matters	35
	6.6	Tax Covenants	36
	6.7	Subsidiary Status of the Surviving Company	38
	6.8	Payment of Pre-Closing Accounts Receivable in Excess of Accounts Payable	38

7.	Conditions of Parties’ Obligations		39
	7.1	Company Obligations	39
	7.2	Parent and Merger Sub Obligations	40

8.		Indemnification	41
	8.1	Indemnification	41
	8.2	Payment of Indemnification Obligations; Set-Off Right	45

9.	Termination Prior to Closing		45
	9.1	Termination of Agreement	45
	9.2	Termination of Obligations	46

10.	Miscellaneous		46
	10.1	Notices	46
	10.2	Entire Agreement	46
	10.3	Expenses	46
	10.4	Time	47
	10.5	Severability	47
	10.6	Successors and Assigns	47
	10.7	No Third Parties Benefited	47
	10.8	Counterparts	47
	10.9	Governing Law	47
	10.10	Specific Performance	48
	10.11	Amendment and Modification; Waiver	48
	10.12	Legal Counsel	48
	10.13	Attorney-Client Privilege	49

11.	Certain Definitions		50

LIST OF EXHIBITS

A	Forms of Certificates of Merger
B	Form of Employment Agreement

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into on July 22, 2016 (the “Acceptance Time”), by and among AMERI HOLDINGS, INC., a Delaware corporation (“Parent”), VIRTUOSO ACQUISITION INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser”), AMERI100 VIRTUOSO INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Purchaser, the “Merger Subs”), VIRTUOSO, L.L.C., a Kansas limited liability company (the “Company”), and the sole member of the Company, David Nowak (the “Sole Member”).  All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 11 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, each of the Merger Subs, the Sole Member and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parties wish to effect the acquisition of the Company by Parent through (a) the merger of Purchaser with and into the Company, with the Company being the surviving entity (the “First Merger”) and (b) immediately following the First Merger, the merger of the Company, as the surviving entity of the First Merger, with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, in connection with the First Merger, all of the membership interests of the Company (the “Company Membership Interests”) issued and outstanding immediately prior to the First Effective Time (other than Cancelled Membership Interests) will be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Mergers have been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code when considered together;

WHEREAS, the Sole Member (i) has determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the First Merger in connection therewith are fair to, and in the best interests of, himself and the Company, (ii) determined that it is in the best interests of himself and the Company, and declared it advisable, to enter into this Agreement and (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Mergers and the other Transactions upon the terms and subject to the conditions contained;

WHEREAS, the board of directors of Parent and each of the Merger Subs have approved this Agreement and determined that this Agreement and the Transactions, including the Mergers and the issuance of Parent Common Stock in the First Merger, are advisable and fair to, and in the best interests of, Parent and each of the Merger Subs and its stockholders; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.           The Mergers.

1.1           Mergers.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and the Revised Limited Liability Company Act of the State of Kansas (the “KRLLCA”), (a) at the First Effective Time, Purchaser shall be merged with and into the Company, whereupon the separate existence of Purchaser will cease, with the Company surviving the First Merger (the Company, as the surviving entity in the First Merger, sometimes being referred to herein as the “First Surviving Company”), such that following the First Merger, the First Surviving Company will be a wholly owned direct subsidiary of Parent, and (b) immediately thereafter, and as part of the same plan, at the Second Effective Time, the First Surviving Company shall be merged with and into Merger Sub 2, whereupon the separate existence of the First Surviving Company will cease, with Merger Sub 2 surviving the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, sometimes being referred to herein as the “Surviving Company”), such that following the Second Merger, the Surviving Company will be a wholly owned direct subsidiary of Parent. The Mergers shall have the effects provided in this Agreement and as specified in the DGCL, the DLLCA and the KRLLCA, as applicable.  Parent agrees, and shall cause the First Surviving Company and Merger Sub 2, to take such actions necessary to consummate the Second Merger immediately after the First Effective Time, including, without limitation, the filing of the Second Certificates of Merger as set forth in Section 1.3(b).

1.2           Closing. The closing of the Mergers (the “Closing”) will take place by remote closing through the exchange of signatures by electronic mail or other appropriate electronic means as promptly as practicable following the Acceptance Time, and in any case no later than the second (2nd) business day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Section 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date”.  The Parties shall take all necessary and appropriate actions to cause the Mergers to become effective immediately following the Acceptance Time.

1.3           Effective Times.  On the Closing Date, the Parties shall cause (a) a certificate of merger with respect to the First Merger (the “First Certificates of Merger”) to be duly executed and filed with the Delaware Secretary of State (“DSOS”) and the Kansas Secretary of State (“KSOS”) as provided under the DGCL and the KRLLCA, respectively, and make any other filings, recordings or publications required to be made by the Company or Purchaser under the DGCL and the KRLLCA, as applicable, in connection with the First Merger, which shall be as soon as practicable after the Acceptance Time; and then (b) a certificate of merger with respect to the Second Merger (the “Second Certificates of Merger” and, together with the First Certificates of Merger, the “Certificates of Merger”, the form of which is attached hereto as Exhibit A) to be duly executed and filed with the DSOS and the KSOS as provided under the DLLCA and the KRLLCA and make any other filings, recordings or publications required to be made by the First Surviving Company or Merger Sub 2 under the KRLLCA and the DGCL in connection with the Second Merger, as applicable. The First Merger shall become effective at such time as the First Certificates of Merger are duly filed with the DSOS and the KSOS, as applicable, or on such other date and time as shall be agreed to by the Company and Parent and specified in the First Certificates of Merger, which shall be as soon as is practicable after the Acceptance Time (such date and time being hereinafter referred to as the “First Effective Time”). The Second Merger shall become effective at such time as the Second Certificates of Merger are duly filed with the DSOS and the KSOS, as applicable, or on such other date and time as shall be agreed to by the First Surviving Company and Parent and specified in the Second Certificates of Merger (such date and time being hereinafter referred to as the “Second Effective Time”). The First Effective Time shall, in all events, precede the Second Effective Time.

1.4           Governing Documents.

(a)           At the First Effective Time, the articles of organization and the operating agreement of the Company, as in effect immediately prior to the First Effective Time, shall be the articles of organization and operating agreement, respectively, of the First Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(b)           At the Second Effective Time, the certificate of incorporation and bylaws of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of incorporation and bylaws, provided that the name of the Surviving Company shall be “Ameri100 Virtuoso Inc.”.

1.5           Officers, Directors and Managers of the Surviving Entities.

(a)           The officers of the Purchaser immediately prior to the First Effective Time, from and after the First Effective Time, shall continue as the officers of the First Surviving Company.

(b)           The directors of the Purchaser immediately prior to the First Effective Time, from and after the First Effective Time, shall continue as the directors of the First Surviving Company.

(c)           The officers of Merger Sub 2 immediately prior to the Second Effective Time, from and after the Second Effective Time, shall be the officers of the Surviving Company.

(d)           The directors of Merger Sub 2 immediately prior to the Second Effective Time shall be and become the directors of the Surviving Company as of the Second Effective Time.

1.6           Tax Consequences. The Parties intend that, for U.S. federal income tax purposes, (a) the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) this Agreement, including any amendments thereto, be, and is hereby adopted as, the “plan of reorganization” involving the Mergers for purposes of Sections 354 and 361 of the Code.

1.7           Assets and Liabilities.

(a)           At the First Effective Time, the First Surviving Company shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Purchaser and the Company (together, the “First Constituent Companies”); and all the rights, privileges, powers and franchises of each of the First Constituent Companies, and all property, real, personal and mixed, and all debts due to either of the First Constituent Companies on whatever account, as well for stock or membership interest subscriptions and all other things in action or belonging to each of the First Constituent Companies, shall be vested in the First Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the First Surviving Company as they were of the several and respective First Constituent Companies, and the title to any real estate vested by deed or otherwise in either of the such First Constituent Companies shall not revert or be in any way impaired by the Mergers; but all rights of creditors and all liens upon any property of either of the First Constituent Companies shall be preserved unimpaired, and all debts, liabilities and duties of the First Constituent Companies shall thenceforth attach to the First Surviving Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

(b)           At the Second Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of Merger Sub 2 and the First Surviving Company (together, the “Second Constituent Companies”); and all the rights, privileges, powers and franchises of each of the Second Constituent Companies, and all property, real, personal and mixed, and all debts due to either of the Second Constituent Companies on whatever account, as well for stock or membership interest subscriptions and all other things in action or belonging to each of the Second Constituent Companies, shall be vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectively the property of the Surviving Company as they were of the several and respective Second Constituent Companies, and the title to any real estate vested by deed or otherwise in either of the such Second Constituent Companies shall not revert or be in any way impaired by the Mergers; but all rights of creditors and all liens upon any property of either of the Second Constituent Companies shall be preserved unimpaired, and all debts, liabilities and duties of the Second Constituent Companies shall thenceforth attach to the Surviving Company, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.8           Manner and Basis of Converting Membership Interests.

(a)           Treatment of Company Membership Interests. At the First Effective Time, by virtue of the First Merger and without any action on the part of the Parties or holders of any securities of the Company or of Purchaser, subject to Section 1.1(a) and any applicable withholding Tax, all Company Membership Interests issued and outstanding immediately prior to the First Effective Time (other than any Cancelled Membership Interests) shall be automatically converted into the Sole Member’s right to receive from Parent: (i) within ninety (90) days after the Closing Date, a cash payment in the aggregate amount of $675,000 (the “Cash Consideration”), minus all principal, interest and other charges outstanding on the Closing Date in respect of the Company’s indebtedness, which indebtedness is to be paid by the Company on or prior to Closing and (ii) at the Closing, 101,250 restricted shares of common stock, par value $0.01 per share, of Parent (the “Stock Consideration” and, with the Cash Consideration, the “Initial Merger Consideration”), in each case subject to the other provisions of this Agreement.  From and after the First Effective Time, all such Company Membership Interests shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the sole holder of such Company Membership Interests shall cease to have any rights with respect thereto, except the right to receive the Initial Merger Consideration therefor upon the surrender of such Company Membership Interests in accordance with Section 1.9, together with the amounts, if any, payable pursuant to Section 1.12.

(i)           During the Holding Period (as defined below), the recipient of the Stock Consideration shall not sell, assign, convey or otherwise transfer any shares of Parent Common Stock received by him.  Following the termination of the Holding Period, the recipient of the Stock Consideration shall not sell or otherwise transfer shares of Parent Common Stock received by him without registration under the Securities Act or an exemption therefrom, as such shares of Parent Common Stock have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under the applicable securities laws of such states, or unless exemptions from such registration requirements are available.  In particular, the Sole Member is aware that the shares of Parent Common Stock are “restricted securities,” as such term is defined in Rule 144 promulgated under the Securities Act.  The Sole Member further understands that sale or transfer of the shares of Parent Common Stock is further restricted by state securities laws and the provisions of this Agreement.  As used herein, the Holding Period shall mean the period commencing on the Closing through the earlier to occur of (i) the termination of the Earn-Out Term or (ii) a Change of Control of the Company.

(b)           Cancellation of Company Membership Interests. At the First Effective Time, all Company Membership Interests owned by the Company, Parent, the Merger Subs or by any of their respective subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Membership Interests”).

(c)           Treatment of Purchaser Shares. At the First Effective Time, all of the issued and outstanding shares of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Shares”) shall be automatically converted into all of the fully paid and nonassessable membership interests of the First Surviving Company and shall constitute the only outstanding membership interests of the First Surviving Company.  From and after the First Effective Time, all certificates representing Purchaser Shares shall be deemed for all purposes to represent the membership interests of the First Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(d)           Effect of Second Merger.  At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or holders of any securities of the First Surviving Company or of Merger Sub 2, (i) each share of common stock of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a share of common stock of the Surviving Company and (ii) all membership interests of the First Surviving Company shall no longer be outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

1.9           Assignment of Membership Interests.  Promptly following the First Effective Time and upon delivery of an Assignment of Membership Interests (the “Assignment”) in form reasonably acceptable to counsel for Parent, Parent shall issue to the Sole Member, a certificate registered in the name of the Sole Member representing the number of shares of Stock Consideration that the Sole Member shall be entitled to receive as set forth in Section 1.8(a).  Until the Assignment is delivered as contemplated by this Section 1.9, all outstanding Company Membership Interests immediately prior to the First Effective Time shall be deemed at and after the First Effective Time to represent only the right to receive upon surrender as aforesaid the Stock Consideration.

1.10          Stock Options and Warrants.  All options, warrants and rights to purchase Company Membership Interests outstanding as of the First Effective Date will be exercised or terminated prior to or effective upon the First Effective Time, and neither Parent nor either Merger Sub shall assume or have any obligation with respect to such options, warrants or rights.

1.11          Parent Stock Consideration.  Parent agrees that it will cause the Parent Stock Consideration into which the Company Membership Interests are converted at the First Effective Time pursuant to Section 1.8(a) to be available for such purpose ninety (90) days following Closing.

1.12          Earn Out.

(a)           As part of the Merger Consideration, Parent shall pay Earn-Out Payments, if any are earned, to the Sole Member on the following terms and conditions: (i) for the period of the Closing Date through December 31, 2016 (the “2016 Earn-Out Period”), (ii) for the calendar year 2017 (the “2017 Earn-Out Period”) and (iii) for the period starting January 1, 2018 through the date that is the two-year anniversary of the Closing Date (the “2018 Earn-Out Period”) (each such earn-out period, an “Earn-Out Period” and collectively, the “Earn-Out Term”), Parent shall pay to the Sole Member (A) an amount equal to such percentage (up to 100%) of the 2016 Revenue Target, 2017 Revenue Target or 2018 Revenue Target achieved, respectively, multiplied by $51,600, $112,500 and $60,900, respectively, and (B) an amount of restricted shares of Parent common stock equal to such percentage (up to 100%) of the 2016 Revenue Target, 2017 Revenue Target or 2018 Revenue Target achieved, respectively, multiplied by 9,890, 21,563 and 11,672, respectively; and (ii) for each Earn-Out Period as applicable, Parent shall pay to the Sole Member (A) an amount equal to such percentage (up to 100%) of the 2016 Gross Margin Target, 2017 Gross Margin Target or 2018 Gross Margin Target achieved, respectively, multiplied by $51,600, $112,500 and $60,900, respectively, and (B) an amount of restricted shares of Parent common stock equal to such percentage (up to 100%) of the 2016 Gross Margin Target, 2017 Gross Margin Target or 2018 Gross Margin Target achieved, respectively, multiplied by 9,890, 21,563 and 11,672, respectively (each such payment by the Parent to the Sole Member in respect of the achievement of the 2016 Revenue Target, the 2017 Revenue Target, the 2018 Revenue Target, the 2016 Gross Margin Target, the 2017 Gross Margin Target or the 2018 Gross Margin Target, an “Earn-Out Payment”).  By way of illustration and not limitation: (A) if the revenue achieved by the Company for the 2017 Earn-Out Period is 80% of the 2017 Revenue Target, then the Sole Member will receive an Earn-Out Payment in respect of revenue of approximately $90,000 and 17,250 restricted shares of Parent common stock for the 2017 Earn-Out Period (80% of $112,500 and 21,563 shares), and (B) if during the 2017 Earn-Out Period the gross margin achieved by the Company is 50% of the 2017 Gross Margin Target, then the Sole Member will receive an Earn-Out Payment in respect of gross margin of $56,250 and 10,781 restricted shares of Parent common stock for the 2017 Earn-Out Period (50% of $112,500 and 21,562 shares), resulting in an aggregate 2017 Earn-Out Payment of approximately $146,250 and 28,031 restricted shares of Parent common stock.  For the purposes of determining the Surviving Company’s gross margin for each Earn-Out Period, gross margin shall be calculated as the Surviving Company’s revenue minus the cost of goods sold, which shall only include direct costs attributable to the sale of such goods. For the purposes of determining the Surviving Company’s revenue, revenue shall be calculated on an accrual basis, by multiplying the price at which goods or services are sold by the amount sold, including sales made on credit.

(b)           Each Earn-Out Payment shall be made to the Sole Member on an annual basis, with the Sole Member receiving such payment no later than one hundred (100) days following the end of the applicable Earn-Out Period.  Each Earn-Out Payment shall (i) be accompanied by a statement (the “Earn-Out Statement”) that describes in reasonable detail how the Earn-Out Payment was calculated and (ii) be paid by wire transfer of immediately available funds to such account as is directed by the Sole Member.

(c)           The Sole Member may dispute Parent’s calculation of any Earn-Out Payment by notifying Parent in writing, setting forth in reasonable detail the particulars of such disagreement (the “Notice of Objection”), within thirty (30) days after receipt of Earn-Out Statement by the Sole Member.  To the extent not set forth in the Notice of Objection, the Sole Member shall be deemed to have agreed with all other calculations, items and amounts set forth in the Earn-Out Statement.  In the event that the Sole Member does not deliver a Notice of Objection to Parent within thirty (30) days after the Sole Member’s receipt of the Earn-Out Statement, the Sole Member shall be deemed to have accepted Parent’s calculation of the Earn-Out Payment set forth in the Earn-Out Statement.  In the event that a Notice of Objection is timely delivered, Parent and the Sole Member shall use their respective commercially reasonable efforts and exchange any information reasonably requested by the other Party for a period of thirty (30) days after the receipt by Parent of the Notice of Objection (the “Earn-Out Resolution Period”), or such longer period as they may agree in writing, to resolve any disagreements set forth in the Notice of Objection.  If Parent and the Sole Member are unable to resolve such disagreements within the Earn-Out Resolution Period (the items that remain in dispute at the end of such period (the “Unresolved Items”) then, at any time thereafter, either the Sole Member or Parent may require that an Independent Accountant shall resolve the Unresolved Items.  Upon selection of the Independent Accountant, each of Parent and the Sole Member shall submit an analysis of the Unresolved Items.  Parent and the Sole Member shall instruct the Independent Accountant to determine as promptly as practicable, and in any event within thirty (30) days after the date on which such dispute is referred to the Independent Accountant, based solely on the provisions of this Agreement and the written presentations by the Sole Member and Parent, the value of the Unresolved Items.  The determination of the Independent Accountant shall be set forth in a written statement delivered to the Sole Member and Parent and shall be final, conclusive and binding on the parties, absent fraud or manifest error.  The fees and disbursements of the Independent Accountant under this Section 1.12(c) shall be borne by the Sole Member unless the adjustments to the Unresolved Items resulting from the Sole Member’s delivery of the Notice of Objection caused a change in the applicable Earn-Out Payment, as amended by Parent prior to its submission to the Independent Accountant, in excess of $10,000 in favor of the Sole Member, in which case such fees and disbursements shall be borne exclusively by Parent.

(d)           In the event an Independent Accountant is not selected or has not agreed to serve within the ten (10) Business Day period following the Earn-Out Resolution Period (or such longer period as agreed to in writing by the Sole Member and Parent), then the Parties agree that any dispute, controversy or claim arising out of or relating to calculations of or for the Earn-Out Payments shall be promptly submitted to binding arbitration conducted by the American Arbitration Association under its rules, regulations and procedures, the cost of which shall be borne by the non-prevailing party. Any arbitration hearing shall be held in New York, New York.  Judgment under the award entered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof in accordance with the terms of Section 10.9 hereof.

(e)           In the event (i) the Sole Member terminates his employment with the Company other than for Good Reason or (ii) the Company terminates the Sole Member’s employment for Cause, in each case, prior to the payment of the Stock Consideration and/or the termination of the Earn-Out Term, as applicable, then any Stock Consideration not already issued shall not be issued by Parent to the Sole Member and any remaining Earn-Out Payments shall be forfeited by the Sole Member and no further consideration shall be owed or paid to the Sole Member.

2.           Representations and Warranties of the Company.  Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to Parent and the Merger Subs as of the date hereof as follows:

2.1           Organization, Standing, Subsidiaries, Etc.  The Company is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite limited liability company or similar power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets, to enter into this Agreement and the Certificates of Merger and to carry out the terms hereof and thereof.  Copies of the articles of organization and operating agreement of the Company, each as amended, that have been delivered to Parent and the Merger Subs prior to the execution of this Agreement are true and complete and have not since been amended or repealed.  The Company is not in violation of any term or provision of its organizational or governing documents.  The Company does not have any subsidiaries.

2.2           Qualification.  The Company is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company taken as a whole (the “Condition of the Company”).  Schedule 2.2 of the Disclosure Schedules sets forth a list of the jurisdictions in which the Company is so qualified to conduct business.

2.3           Capitalization of the Company.  The Company Membership Interests and the beneficial and record owner thereof is as set forth in Schedule 2.3 of the Disclosure Schedules.  All outstanding Company Membership Interests were duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable securities Laws.  Except as set forth in Schedule 2.3 of the Disclosure Schedules, there are no outstanding (a) securities convertible into or exchangeable for Company Membership Interests, (b) options, warrants or other rights to purchase or subscribe for securities of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any securities of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. Except as set forth in Schedule 2.3 of the Disclosure Schedules, there are no voting trusts, voting agreements, proxies, membership interest holders’ agreements or other similar instruments restricting or relating to the rights of any member to vote, transfer or receive dividends with respect to any Company Membership Interests or with respect to the management or control of the Company.

2.4           Authority Relative to this Agreement.  The Company has all requisite limited liability company or similar power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions to which it is a party.  The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Transactions to which it is a party have been duly and validly authorized by all required limited liability company or other action on the part of the Company and no other limited liability company or other proceedings on the part of the Company are necessary to authorize the Transaction Documents to which it is a party or to consummate the Transactions to which it is a party.  This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Principles”).

2.5           Indebtedness.  As of the Closing Date, the Company has no Indebtedness for Borrowed Money.  Unless otherwise instructed by Parent in writing, on or prior to the Closing, the Company shall have provided for the payment in full of all its indebtedness (including all accrued interest and obligations through the Closing Date).  The Company shall have also provided for the termination of all Liens of record on the properties of the Company.  All Liens or UCC filings against the Company shall have been terminated as of the Closing.  Unless otherwise paid or discharged in full, any such payments shall be paid by Parent and subtracted from the Cash Consideration.

2.6           Compliance with Laws and Instruments.  The business, properties and operations of the Company have been and are being conducted in compliance in all material respects with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, in the aggregate, would not have a Material Adverse Effect on the Condition of the Company.  The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the Transactions to which it is a party: (a) will not require any authorization, consent or approval of, or filing or registration with, any court or governmental agency or instrumentality, except such as shall have been obtained prior to the Closing or as set forth in Schedule 2.6 of the Disclosure Schedules, (b) will not cause the Company to violate or contravene (i) any provision of Law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of the articles of organization or operating agreement of the Company, (c) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other contract, agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, except as would not have a Material Adverse Effect on the condition of the Company, and (d) will not result in the creation or imposition of any Lien upon any property or asset of the Company.  The Company is not in violation of, or (with or without notice or lapse of time, or both) in default under, any term or provision of its articles of organization or operating agreement, each as amended, or of any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or any other material agreement or instrument to which the Company is a party or by which the Company or any of its properties is bound or affected, in each case, except as would not have a Material Adverse Effect on the Condition of the Company.

2.7           Broker’s and Finder’s Fees.  No Person has, or as a result of the transactions contemplated or described herein will have, any right or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, except as set forth on Schedule 2.7 of the Disclosure Schedules.

2.8           Financial Statements.

(a)           The Company has previously delivered or made available to Parent true and complete copies of the following: (i) the balance sheets of the Company as of December 31, 2014 and 2015 and the statements of income, members’ equity (deficit) and cash flows of the Company for the periods ended December 31, 2014 and 2015 (including, in each case, any notes and schedules thereto), and (ii) the balance sheets and the statements of income of the Company as of June 30, 2016 (collectively, the “Company Financials”).  Each of the Company Financials (A) has been prepared from, and is in accordance with, the books and records of the Company, (B) was prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) and applied on a consistent basis throughout the periods indicated (except, in the case of the unaudited Company Financials, for the absence of footnotes, statements of members’ equity (deficit) and cash flows, and normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)), and (C) fairly presents in all material respects the financial position, results of operations, cash flows and changes in members’ equity of the Company as of the respective dates thereof and for the respective periods indicated therein (except that the unaudited Company Financials may not contain footnotes, statements of members’ equity (deficit) and cash flows and are subject to normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)).

(b)           Except as set forth in Schedule 2.8 of the Disclosure Schedules, the Company has no material weaknesses in its internal controls over financial reporting.

2.9           Absence of Undisclosed Liabilities.  The Company has no material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in Schedule 2.9 and/or Schedule 2.10 of the Disclosure Schedules, (b) to the extent set forth on or reserved against in the Company Financials, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since December 31, 2015, none of which (individually or in the aggregate) has had or will have a Material Adverse Effect on the Condition of the Company, or (d) by the specific terms of any written agreement, document or arrangement identified in the Disclosure Schedules.

2.10          Changes.  Since June 30, 2016, except as disclosed in Schedule 2.10 of the Disclosure Schedules, the Company has not (a) incurred any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown in the Company Financials and current liabilities incurred since the June 30, 2016, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which would result in a Material Adverse Effect on the Condition of the Company, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Company other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Company Financials, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $25,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.11          Material Contracts.

(a)           Schedule 2.11(a) of the Disclosure Schedules sets forth a list of all Contracts that are material to the Company to which it is a party or by which it or any of its properties or assets is bound, including, without limitation, (i) any employment Contract that is not terminable at will without liability for any penalty or severance payment, (ii) any Contract involving annual payments or receipts by the Company of $50,000 or more with respect to any such Contract, (iii) any Contract with each of the Company’s 25 largest customers and 25 largest suppliers, which largest customers and suppliers shall be determined using revenues/payments by the Company during the 12 months ended December 31, 2015 (respectively, the “Major Customers” and the “Major Suppliers” and, collectively, the “Major Customers and Suppliers”), (iv) any Contract containing an exclusivity provision that restricts the Company’s business or any Contract limiting any of their freedom to compete in any line of business, in any geographic area or with any Person, (v) any Contract providing for the borrowing or lending of money or any guarantee, and (vi) any joint venture agreement (collectively, the “Material Contracts”). For purposes of the foregoing representation, disclosure shall only be required of Contracts which involve annual payments or receipts by the Company of $50,000 or more with respect to any such Contract.  The Company has made available to Parent true, correct and complete copies of all Material Contracts in its possession.  The Company will not have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Contract as a result of any of the Transactions to which it is a party.

(b)           Each of the Material Contracts constitutes the valid, legally binding and enforceable obligation of the Company and, to the knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles.  Each Material Contract is in full force and effect.

(c)           Except as set forth in Schedule 2.11(c) of the Disclosure Schedules, the Company is not in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by the Company or permit termination, modification or acceleration, of or under any of the Material Contracts and, to the knowledge of the Company, no other party to any of the Material Contracts is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by such party, of or under any of the Material Contracts.  The Company has not received written notice or, to the knowledge of the Company, a claim in writing against the Company by any party to a Material Contract in respect of any breach or default thereunder.

(d)           Except as set forth in Schedule 2.11(d) of the Disclosure Schedules, to the knowledge of the Company, the Company has not received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract and, to the knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract.

2.12          Taxes.  Except as set forth in Schedule 2.12 of the Disclosure Schedules:

(a)           The Company has:

(i)           duly and timely filed, or caused to be filed, in accordance with applicable Law all Company Tax Returns, each of which is true, correct and complete in all material respects,

(ii)          duly and timely paid in full, or caused to be paid in full, all Company Taxes due and payable (whether or not shown on any Company Tax Return) on or prior to the Closing Date, and

(iii)         properly accrued in accordance with GAAP on its books and records a provision for the payment of all Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Pre-Closing Period or the portion ending on the Closing Date of any Straddle Period.

(b)           No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable Law, has been filed.  There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.

(c)           No Company Tax Return has ever been filed, and no Company Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax return).  There is no actual or anticipated circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other contract or by operation of Law) under which the Company is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other Person.

(d)           The Company and has complied in all respects with all applicable Law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(e)           There is no lien for any Tax upon any asset or property of the Company (except for any statutory lien for any Tax not yet due).

(f)            No audit, action, assessment, examination, hearing, inquiry or investigation is pending, threatened in writing or proposed with regard to any Company Tax or Company Tax Return.

(g)           The statute of limitations applicable or relating to any Company Tax or any Company Tax Return has never been modified, extended or waived, nor has any request been made in writing for any such modification, extension or waiver.

(h)           Any assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all governmental entities as required by applicable Law.

(i)            No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made a claim or threatened in writing to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.

(j)            The Company is not a party to any agreement with any governmental entity relating to any Company Tax (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law).  No private letter or other ruling or determination from any governmental entity relating to any Company Tax or Company Tax Return has ever been requested or received.

(k)           The Company is not a party to any contract, agreement or other arrangement that (i) results in any amount that is not deductible under Code Section 162, Code Section 280G, or Code Section 404, or any similar provision of state or local Law or (ii) is subject to Code Section 409A or any similar provision of state or local Law.

(l)            The Company does not have any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of state or local Law.

(m)          No asset of the Company is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Code Section 168(g)(1)(A), or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Code Section 467.

(n)           The Company is not and will not be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of (i) a change in method of accounting (except for any change in accounting method that may be required to occur in connection with the transactions contemplated by this Agreement), or use of an improper method of accounting, (ii) any installment sale or open transaction, (iii) any prepaid amount, refund or credit, or (iv) any election under Code Section 108(i).

(o)           The Company is not and has never been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(p)           The Company has not distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(q)           No election under Code Section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to the Company.

(r)            The Company is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period specified in Code Section 897(c)(l)(A)(ii).

(s)           The Company (i) does not have nor has it ever had a permanent establishment in any country outside the United States and is not, and it has never been, subject to Tax in a jurisdiction outside the United States, (ii) has never entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, and (iii) has never transferred an intangible the transfer of which would be subject to the rules of Code Section 367(d).

(t)            The Company has never been a passive foreign investment company within the meaning of Code Section 1297.

(u)           The Company does not have any item of income which could constitute subpart F income within the meaning of Code Section 952 for the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date.

(v)           The Company does not hold any “investment in United States property” within the meaning of Code Section 956.

(w)          The Company has not participated in nor is it participating in an international boycott within the meaning of Code Section 999.

(x)           The Company is not a party to any joint venture, partnership or other agreement, contract or arrangement (whether written or oral) which could be treated as a partnership for federal income tax purposes.

(y)          The Company has never filed an entity classification election under Code Section 7701.

(z)           The Company (and any predecessor of the Company) is, and has been at all times since its formation, a validly electing and qualifying “S” corporation within the meaning of Code Section 1361(a) and under any analogous provision of state or local law.

(aa)         The Company does not have, and has never had, a subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).

(bb)        The Company has no potential liability for any Tax under Code Section 1374 and shall not be subject to Tax under Code Section 1374 in connection with the transactions contemplated by this Agreement.  During the past ten (10) years, the Company has not (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

2.13          Owned and Leased Properties; Sufficiency of Assets.

(a)           The Company does not own any real property.  The Company has never owned real property and any real property previously leased by the Company was used as general office space in all material respects.  Schedule 2.13 of the Disclosure Schedules contains a correct and complete description of all leases, licenses, permits, subleases and occupancy agreements or arrangements, together with any amendments thereto (each a “Real Property Lease” and collectively, the “Real Property Leases”), with respect to real property which the Company is a party to, bound by or enjoy the benefits of (the “Leased Real Property”), including the address of the Leased Real Property.

(b)           The Leased Real Property constitutes all of the land, buildings, structures, improvements, fixtures and other interests and rights in real property that are used or occupied by the Company in connection with the business of the Company.

(c)           The Company does not have any oral or written agreement with any real estate broker, agent or finder with respect to the Leased Real Property.

(d)           All of the Leased Real Property is adequate and, to the Company’s knowledge, suitable for the purposes for which it is presently being used.

(e)           The Company has made available to Parent true, correct and complete copies of all material reports of inspection of the Leased Real Property under all applicable federal, state and local health and safety Laws, and all correspondence relating thereto, that are in the Company’s possession.  The Company has not received notice from any insurance carrier regarding the defects or inadequacies in the Leased Real Property, which if not corrected, would result in termination of the insurance coverage or an increase in cost.  To the Company’s knowledge, there are no outstanding requirements or recommendations by any insurance company which has issued to the Company a policy covering the Leased Real Property requiring or recommending any repairs or work to be done on such Leased Real Property.

(f)           The Company possesses all licenses, permits and authorizations required by any governmental entity for the operation and use of the Leased Real Property as it is currently being used.

(g)           True, complete and accurate copies of the Real Property Leases, or if any Real Property Leases are not in writing, true, complete and accurate descriptions thereof, have been made available to Parent.

(h)           Each Real Property Lease is valid and binding on the Company and, to the Company’s knowledge, each other party thereto, and is in full force and effect. There is no breach or default under any Real Property Lease by the Company or, to the Company’s knowledge, any other party thereto. No event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Real Property Lease by the Company or, to the Company’s knowledge, any other party thereto.  No amount due under any of the Real Property Leases remains unpaid.  The Company that is either the tenant or licensee named under a Real Property Lease has a good and valid leasehold interest in the Leased Real Property that is subject to the Real Property Lease and is in sole possession of the Leased Real Property purported to be leased or licensed thereunder. The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Real Property Lease, subleased all or any part of the space demised thereby, or granted any right to the possession, use, occupancy or enjoyment of any Leased Real Property, to any third party.  No option has been exercised under any of such Real Property Leases, except options whose exercise has been evidenced by a written document, a true, correct and complete copy of which has been made available to Parent with the corresponding Real Property Lease.  Subject to the receipt of the consents set forth in Schedule 7.1(f) of the Disclosure Schedules, and other than as a result of circumstances unique to Parent, no Real Property Lease will cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect or require consent or notice solely as a result of the consummation of any of the Transactions to which the Company is a party, nor will the consummation of any Transaction to which the Company is a party constitute a breach or default under any such Real Property Lease or otherwise give the landlord a right to terminate such Real Property Lease.  The Company has not received any written notice that it has violated, any Law applicable to the operation of the Leased Real Property or any covenant, condition, easement or restriction of record affecting any of the Leased Real Property.  All brokerage commissions and other compensation and fees payable by the Company by reason of the Real Property Leases have been paid in full, and to the Company’s knowledge, all brokerage commissions and other compensation and fees payable by any other Persons by reason of the Real Property Leases have been paid in full.  The Leased Real Property is in good operating condition in all material respects and, to the Company’s knowledge, the security deposit, if any is required by the Real Property Lease, has not been applied by the landlord under the Real Property Lease.

(i)           All tangible personal property owned or leased by the Company is in good operating condition and repair, ordinary wear and tear excepted and subject to routine maintenance, and is suitable for the uses for which it is being used.  The Company’s assets and properties (real, personal and intangible) include all material tangible and intangible assets, properties and rights necessary to conduct its business following the Closing Date in substantially the same manner as currently conducted.

2.14          Intellectual Property; Personal Information.

(a)           Schedule 2.14(a) of the Disclosure Schedules identifies all Intellectual Property other than widely available, commercial off-the-shelf third-party software licensed to the Company on a non-exclusive basis that is licensed to and used by the Company (“Licensed Intellectual Property”).  Each of the licenses related to the Licensed Intellectual Property constitutes the valid, legally binding and enforceable obligation of the Company and each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles.  The Company is not, and, to the knowledge of the Company, no other party thereto is, in breach or default in any material respect of any license or sublicense relating to any Licensed Intellectual Property, and each such license and sublicense is in full force and effect.

(b)           All Intellectual Property owned by the Company is referred to as the “Owned Intellectual Property” and, together with the Licensed Intellectual Property, the “Company Intellectual Property”.  Schedule 2.14(b) of the Disclosure Schedules identifies all Owned Intellectual Property of the Company, including the following: (i) Patents and applications therefor, the number, issue date, title and priority information for each country in which any such Patent has been issued, or the application number, date of filing, title and priority information for each country in which any such Patent application is pending; (ii) registered and unregistered Trademarks (excluding internet domain names) and applications for the registration of Trademarks, the registration number and registration date, or the application number and application date related thereto (and, if applicable, the class of goods or the description of the goods or services covered thereby), and the countries of filing; (iii) registered and unregistered Copyrights and applications for registration of Copyrights, the registration number and registration date, or the application number and application date, related thereto, and the countries of filing; (iv) registered internet domain names; and (v) social media accounts owned or used by Company, including user names.  All of the Owned Intellectual Property, the registrations and applications for registration of which are set forth in Schedule 2.14(b) of the Disclosure Schedules, is valid and in full force and effect, and all of the other rights within the Company Intellectual Property are valid and subsisting.  The Company is not subject to any Law that restricts or impairs the use of any Owned Intellectual Property.  All filings for the Owned Intellectual Property are in good standing and all assignments and licenses subject to recordation have been properly recorded.

(c)           The Company owns and has good and valid title to the Owned Intellectual Property owned by it, and possesses legally enforceable rights to use the Licensed Intellectual Property licensed by it, in each case free and clear of all Liens.  The Company Intellectual Property constitutes all the Intellectual Property necessary to enable the Company to conduct its business as such business is currently being conducted.  None of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Transactions by the Company will result in the release or disclosure of any Company Intellectual Property, or in the grant, assignment or transfer to any other Person of any license or other right to any Company Intellectual Property, or in the termination or modification of (or right to terminate or modify) any Company Intellectual Property.  Immediately following the Closing Date, the Surviving Company will continue to have, and will be permitted to exercise all of Company’s rights under, and will have the same rights with respect to, all Company Intellectual Property to the same extent Company would have had, and been able to exercise, had the Transactions not occurred.

(d)           Schedule 2.14(d) of the Disclosure Schedules identifies each Contract pursuant to which any Person has been granted any license by the Company under, or otherwise has received or acquired from, the Company any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property.

(e)           The Company has taken commercially reasonable steps to maintain the confidentiality of its confidential or proprietary Company Intellectual Property and to protect the full value of the Owned Intellectual Property.  Company has not received any opinion of counsel (whether internal or external, written or oral) relating to the patentability, infringement, validity or enforceability of any Company Intellectual Property.

(f)           No current or former member, officer, director, consultant, employee or vendor of the Company has any ownership claim, ownership right (whether or not currently exercisable) or ownership interest in or to any Owned Intellectual Property.

(g)           To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including any current or former employee of the Company.

(h)           The Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, and, to the knowledge of the Company, the Company is not infringing, misappropriating or making unlawful use of, any Intellectual Property owned by any third party.  There are no actions, suits or proceedings that are pending or, to the knowledge of the Company, threatened against the Company with respect to any infringement, misappropriation or unlawful use of any Intellectual Property owned or used by any third party.

(i)           A complete list of the proprietary software of the Company is set forth in Schedule 2.14(i) of the Disclosure Schedules.

(j)           As of the date hereof, the Company has provided accurate notice of its privacy practices on all of its websites and these notices have not contained any material omissions of the Company’s privacy practices or practices concerning the collection, use, and disclosure of information from or about an individual, internet protocol address, device or application that is sufficient to identify, contact or target advertisements or other content to such individual, internet protocol address, device or application (collectively, the “Personal Information”).  The Company and, to the Company’s knowledge, all third Persons acting on the Company’s behalf have complied in all material respects with all legal requirements relating to: (i) the privacy of users of (including internet or mobile users who view or interact with) all of the websites of the Company or third parties acting on the Company’s behalf, (ii) the collection, use, storage, retention, disclosure, and disposal of any Personal Information collected by the Company or by third parties acting on the Company’s behalf; or (iii) the security of Personal Information to which the Company or third parties acting on the Company’s behalf have access or otherwise collect or handle.  No proceedings have been asserted or, to the Company’s knowledge, are threatened against the Company by any Person alleging a violation of any Person’s privacy, personal or confidentiality rights under the Company’s privacy policies or any applicable Law.  Neither this Agreement nor the Transactions, including any disclosures of data, will violate the Company’s privacy policies as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained.  To the Company’s knowledge, there has been no unauthorized access to or unauthorized disclosure or use of Personal Information owned or licensed by the Company or in Company’s possession or control by or to any third party.

2.15          Employee and Labor Matters.  The Company is not a party to any collective bargaining or other labor union Contract applicable to Persons employed by it, no collective bargaining agreement is being negotiated by the Company, and, to the knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of the Company.  Except as set forth in Schedule 2.15 of the Disclosure Schedules, (a) the Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (b) there are no charges with respect to or relating to the Company, or to the knowledge of the Company, threatened by or before any governmental entity responsible for the prevention of unlawful or discriminatory employment practices or unfair labor practices, and (c) there is no strike, work stoppage, work slowdown, lockout, picketing, concerted refusal to work overtime, or other similar labor activity pending or, to the knowledge of the Company, threatened against or involving the Company or within the last three years.  All sums due for employee, consultant and independent contractor compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company.  Except to the extent a failure to correctly characterize or treat would not result in material liability to the Company, all individuals characterized and treated by the Company as consultants or independent contractors are properly treated as independent contractors under all applicable Laws.  Except to the extent a failure to correctly classify would not result in material liability to the Company, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

2.16          Employee Plans.

(a)           Schedule 2.16 of the Disclosure Schedules sets forth a true, correct and complete list of:

(b)           all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to which the Company has any obligation or liability, contingent or otherwise (the “Benefit Plans”);

(i)           all current directors, officers and employees of the Company; and

(ii)           all employment, consulting, termination, profit sharing, severance, change of control, individual compensation and indemnification agreements, and all bonus and other incentive compensation, deferred compensation, salary continuation, disability, severance, equity award, option, equity purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union and vacation agreements, policies and arrangements under which the Company has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of the Company (the “Employee Arrangements”).

(c)           In respect of each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent:  (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; and (v) each written Employee Arrangement, and all amendments thereto.

(d)           None of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and the Company has no obligation or liability (contingent or otherwise) in respect of any such plans.

(e)           The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the Internal Revenue Service with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan.

(f)           All contributions and other payments required to have been made by the Company to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

(g)           The Benefit Plans and Employee Arrangements have been maintained and administered in accordance with their terms and applicable Laws in all material respects.

(h)           There are no pending or, to the knowledge of the Company, threatened actions, claims, suits or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder) and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for any of the foregoing.

(i)           The Company has no obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment.

(j)          None of the assets of any Benefit Plan is equity of the Company.

(k)         Neither the execution and delivery of any of the Transaction Documents nor the consummation of any of the Transactions will (i) result in any payment becoming due to any director, officer, employee, consultant or contractor (current, former or retired) of the Company, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code).  No Benefit Plan or Employee Arrangement in effect immediately prior to the Closing Date would result, individually or in the aggregate (including as a result of this Agreement, any of the Transaction Documents or any of the Transactions), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(l)          Each Benefit Plan or Employee Arrangement that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005, or the date such Benefit Plan or Employee Arrangement was established, whichever date is later, through the date hereof.

(m)        The Company has made available to Parent a true, complete and correct list of the following (if applicable) for each current employee, consultant and contractor of the Company:  base salary; any bonus obligations; immigration status; hire date; time-off balance; and pay rate.

2.17          Member Vote Required.  The Sole Member has approved and adopted this Agreement and the Transactions to which the Company is a party.

2.18          Insurance Coverage.  There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring the Company and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated.  No suit, proceeding or action or, to the best current actual knowledge of the Company, threat of suit, proceeding or action has been asserted or made against the Company within the last two years due to alleged bodily injury, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by the Company.

2.19          Litigation.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or its properties, assets or business, and after reasonable investigation, the Company is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding.  The Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

2.20          Licenses.  The Company possesses from all appropriate governmental authorities all licenses, permits, authorizations, approvals, franchises and rights necessary for the Company to engage in the business currently conducted by it, except for those the absence of which could reasonably be expected to result in a Material Adverse Effect on the Condition of the Company, all of which are in full force and effect.

2.21          Environmental Matters.  To the knowledge of the Company, the Company has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in material compliance with all applicable Environmental Laws.

2.22          Absence of Questionable Payments.  None of the Company or, to the knowledge of the Company, the Sole Member, officer, employee, consultant or other Person acting on behalf of the Company has (a) used any funds for unlawful contributions, payments, gifts or expenditures, (b) made any unlawful expenditures of funds relating to political activity to government officials or others or (c) established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable domestic or foreign Law.  None of the Company or, to the knowledge of the Company, any officer, employee, consultant or other Person acting on behalf of the Company has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any unlawful contributions, payments, gifts, expenditures, money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty.

2.23          Books and Records.  All copies of the books of account and other books and records of the Company made available to the Parent and its authorized Representatives are complete and accurate in all material respects.  The Company has (a) provided Parent and its authorized Representatives reasonable access to all personnel, books, records (including information related to financial, legal, environmental, regulatory and employee benefits matters), offices and other facilities and properties of the Company, (b) permitted Parent and its authorized Representatives to make such inspections thereof as Parent may reasonably request, and (c) caused the officers and employees of the Company to furnish Parent with such financial and operating data and other information with respect to the business and operations of the Company as Parent may have reasonably requested.

2.24          Bank Accounts; Powers of Attorney.  Schedule 2.24 of the Disclosure Schedules sets forth a true, complete and correct list showing:  (a) all banks in which the Company maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the type of account, account number and the names of all signatories thereof and, with respect to each such safe deposit box, if any, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company, true, complete and correct copies of which have been made available to Parent.

2.25          Customers and Suppliers.  There are no material disputes between the Company, on the one hand, and any of the Major Customers and Suppliers, on the other hand, that relate to the operation of the business of the Company.  Since December 31, 2015, none of the Major Customers and Suppliers has terminated, cancelled, not renewed or materially reduced, or notified the Company in writing of its intention to terminate, cancel, not renew or materially reduce, its relationship with the Company.

2.26          Accounts Receivable and Accounts Payable.

(a)           Except as set forth in Schedule 2.26(a) of the Disclosure Schedules, all accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable and, to the knowledge of the Company, are collectible in the ordinary course of business and not subject to set-off or counterclaim.  Any allowances that the Company has established for doubtful accounts have been established on a basis consistent with its prior practice and in accordance with GAAP.

(b)           The outstanding accounts payable of the Company as of May 31, 2016 are set forth on Schedule 2.26(b) of the Disclosure Schedules, and all such accounts payable of the Company have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable and are payable in the ordinary course of business.

2.27           Certain Transactions.  Except as set forth on Schedule 2.27 of the Disclosure Schedules, none of the Members, officers or directors of the Company, or any of their respective Affiliates or any member of any such Person’s immediate family (for this purpose, “immediate family” means such Person’s spouse, parents, children and siblings), is presently a party to any Contract or transaction with the Company, including without limitation, any Contract (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services in the foregoing capacities) any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a member, officer, director, trustee or partner, and no such Person owns directly or indirectly any interest in (excluding passive investments in less than 1% of the shares of any company that lists its shares on a national securities exchange), or serves as an officer or director or in another similar capacity of, any competitor or customer of the Company or any organization that has a Material Contract with the Company.

2.28          Reliance.  The foregoing representations and warranties are made by the Company with the knowledge and expectation that Parent and the Merger Subs are relying upon them.

2.29          Disclosure.  To the knowledge of the Company, there is no fact relating to the Company that the Company has not disclosed to Parent in writing that would result in a Material Adverse Effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company.  To the knowledge of the Company, no representation or warranty by the Company herein and no information disclosed in the schedules or exhibits hereto by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

3.           Representations and Warranties of Parent and Merger Subs.  Except as set forth in the Disclosure Schedules, Parent and each of the Merger Subs represent and warrant to the Company as follows:

3.1           Organization and Standing.  Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware.  Each of the Merger Subs has been duly organized and is in good standing under the laws of the State of Delaware.  Parent and each of the Merger Subs have heretofore delivered to the Company complete and correct copies of their respective certificates of incorporation and by-laws or certificates of formation and operating agreements, as applicable, as now in effect.  Parent and each Merger Sub have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets.  Except as set forth in Parent’s SEC Documents (as defined below), neither Parent nor either Merger Sub has any subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.  Parent owns all of the issued and outstanding capital stock of each Merger Sub free and clear of all Liens, and neither Merger Sub has any outstanding options, warrants or rights to purchase capital stock or other equity securities of such Merger Sub, other than the capital stock owned by Parent.  Unless the context otherwise requires, all references in this Section 3 to the “Parent” shall be treated as being a reference to the Parent and the Merger Subs taken together as one enterprise.

3.2           Corporate Authority.  Each of Parent and each Merger Sub (as the case may be) has full corporate power and authority to enter into the Transaction Documents and the other agreements to be made pursuant to the Transaction Documents, and to carry out the Transactions contemplated hereby and thereby, as applicable.  All corporate acts and proceedings, as applicable, required for the authorization, execution, delivery and performance of the Transaction Documents and such other agreements and documents by Parent and the Merger Subs (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing.  Each of the Transaction Documents constitutes a legal, valid and binding obligation of Parent and each Merger Sub (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by Bankruptcy and Equity Principles.

3.3           Broker’s and Finder’s Fees.  No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or any Merger Sub to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Certificates of Merger, or with respect to the consummation of the Transactions.

3.4           Capitalization of Parent.  The authorized capital stock of Parent consists of (a) 100,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”), of which approximately 13,485,472 shares will be, prior to the Second Effective Time, issued and outstanding.  As of the date hereof, Parent has outstanding 855,500 options, 590,869 restricted stock units, 2,666,666 warrants and a convertible note for the issuance of 2,777,778 shares of Parent Common Stock.  Neither of the Merger Subs has any outstanding options, rights or commitments to issue any equity security, and there are no outstanding securities convertible or exercisable into or exchangeable for any equity security of either Merger Sub.  There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors (except as contemplated hereby) or the exercise of the voting rights of Parent Common Stock.  All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any Person.

3.5           Merger Subs.  Each Merger Sub is a wholly-owned subsidiary of Parent that was formed specifically for the purpose of the Mergers and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the Transactions, the Certificates of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Certificates of Merger.

3.6           Validity of Shares.  The Stock Consideration to be issued following Closing pursuant to Section 1.8(a) hereof, when issued and delivered in accordance with the terms hereof and of the Certificates of Merger, shall be duly and validly issued, fully paid and nonassessable and free and clear of any preemptive rights or encumbrances.  Based in part on the representations and warranties of the Sole Member pursuant to Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the consummation of the Mergers pursuant to Section 1.8(a) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

3.7           Commission Reporting and Compliance.

(a)           Parent has filed with the Commission all registration statements, proxy statements, information statements, reports, schedules, forms, and exhibits required to be filed by the Parent with the Commission pursuant to the Exchange Act and all exhibits included therein and financial statements and schedules thereto. Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 under the Exchange Act.

(b)           Parent has made available to the Company true and complete copies of the registration statements, information statements and other reports, schedules, forms, and exhibits (collectively, the “Parent SEC Documents”) filed by Parent with the Commission.  As of their respective dates, the Parent SEC Documents were prepared in accordance and complied in all respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Documents, with each such Parent SEC Report having been filed on a timely basis within the time period it was required to be filed with the Commission.  None of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.  Except for matters disclosed in the Parent SEC Documents and the information to be disclosed in connection with or as a result of the Transactions, Parent is not aware of any Form 8-K filing it will have to file within four (4) business days following the Closing.

(c)           Prior to and until the Closing, Parent will provide to the Company copies of any and all amendments or supplements to the Parent SEC Documents filed with the Commission and all subsequent registration statements and reports, schedules, forms, and exhibits filed by Parent subsequent to the filing of the Parent SEC Documents with the Commission and any and all subsequent reports or notices filed by the Parent with the Commission or delivered to the stockholders of Parent.

(d)           Parent is not, and will not be after the Closing Date, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

(e)           The shares of Parent Common Stock are traded on the OTCQB marketplace under the symbol “AMRH”, and Parent is in compliance in all material respects with all rules and regulations of the OTC Markets Group applicable to it and the Parent Common Stock.

(f)            Between the date hereof and the Closing Date, Parent shall continue to satisfy the filing requirements of the Exchange Act and all other requirements of applicable securities laws and the OTCQB marketplace.

(g)           To the knowledge of Parent, Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal and state securities laws.

3.8           Financial Statements.  The balance sheets, and statements of operations and stockholders’ equity (deficit) and cash flows (including, in each case, any related notes thereto) contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in the Annual Report on Form 10-KT for the nine months ended December 31, 2015, are as audited by, and include the related opinions of Ram Associates, Parent’s independent registered public accounting firm.  The financial information included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 are unaudited, but reflect all adjustments (including normally recurring accounts) that Parent considers necessary for a fair presentation of such information and have been prepared in accordance with GAAP, consistently applied.

3.9           Governmental Consents.  All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of Parent or the Merger Subs required in connection with the consummation of the Mergers shall have been obtained prior to, and be effective as of, the Closing.

3.10          Compliance with Laws and Instruments.  The execution, delivery and performance by Parent and the Merger Subs of this Agreement, the Certificates of Merger and the other agreements to be made by Parent or the Merger Subs pursuant to or in connection with this Agreement or the Certificates of Merger and the consummation by Parent and Merger Subs of the Transactions will not cause Parent or the Merger Subs to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (iv) any provision of their respective certificates of incorporation or by-laws or certificate of formation or operating agreements, as applicable and as amended and in effect on and as of the Closing Date, and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or any Merger Sub is a party or by which Parent or any Merger Sub or any of their respective properties are bound.

3.11          No General Solicitation.  In issuing Parent Common Stock in the Mergers hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

3.12          Binding Obligations.  The Transaction Documents constitute the legal, valid and binding obligations of the Parent and the Merger Subs, and are enforceable against the Parent and Merger Subs, in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general Bankruptcy and Equity Principles.

3.13          Absence of Undisclosed Liabilities.  Neither Parent nor either Merger Sub has any material obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the Parent SEC Documents, (b) to the extent set forth on or reserved against in the balance sheet of Parent as of December 31, 2015 and March 31, 2016 or the Notes to the Parent Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business consistent with past practice since March 31, 2016, none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent or the Merger Subs, taken as a whole (the “Condition of the Parent”), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the Parent SEC Documents. None of the Parent or any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture or off-balance sheet partnership agreement (including any agreement or arrangement relating to any transaction or relationship between or among the Parent and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Commission)), where the result, purpose or effect of such agreement is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its subsidiaries in the Parent Financial Statements.

3.14          Litigation.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or the Merger Subs or their properties, assets or business.  To the knowledge of the Parent, neither Parent nor either of the Merger Subs is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.15          Questionable Payments.  Neither the Parent, the Merger Subs nor to the knowledge of the Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or the Merger Subs, has used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payments to government officials or employees from company funds; established or maintained any unlawful or unrecorded fund of company monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.           Representations and Warranties of the Sole Member.  Except as set forth in the Disclosure Schedules, the Sole Member hereby represents and warrants to Parent and the Merger Subs, as of the date hereof, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable section, as follows:

4.1           Ownership of Membership Interests.  The Sole Member owns all of the Company Membership Interests free and clear of all Liens.  Except as set forth in Schedule 4.1 of the Disclosure Schedules, the Sole Member has not granted any power of attorney with respect to any of the Company Membership Interests owned by him.

4.2           Authority Relative to this Agreement.  The Sole Member has all requisite right, power and authority to execute and deliver the Transaction Documents to which he is a party, to perform his obligations thereunder and to consummate the Transactions to which he is a party.  This Agreement has been, and each of the other Transaction Documents to which the Sole Member is a party will be, duly and validly executed and delivered by such Sole Member and, assuming this Agreement has been, and each of the other Transaction Documents to which the Sole Member is a party will be, duly authorized, executed and delivered by the other Parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which the Sole Member is a party will constitute, a legal, valid and binding obligation of the Sole Member, enforceable against the Sole Member in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles.

4.3           Consents and Approvals; No Violations.  None of the execution or delivery of any of the Transaction Documents by any the Sole Member, the performance by the Sole Member or of any of the Sole Member’s obligations thereunder, or the consummation of any of the Transactions by the Sole Member will (a) require the Sole Member to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any governmental entity, (b) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material Default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Lien on any of the properties or assets of the Sole Member pursuant to, any of the terms, conditions or provisions of any contract to which the Sole Member is a party or by which the Sole Member or any of his properties or assets is bound, or (c) violate any Law of any governmental entity applicable to the Sole Member or by which he or any of his properties or assets is bound.

4.4           Litigation.  There is no action, suit or proceeding pending or, to the knowledge of the Sole Member, threatened against the Sole Member by or before any governmental entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Transactions or would otherwise prevent or materially delay the consummation of any of the Transactions.

4.5           Brokers and Finders.  The Sole Member has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Transactions for which Parent, the Merger Subs or the Company would be liable.

4.6           Investment Representations.

(a)           Offering Exemption.  The Sole Member understands that the shares of Stock Consideration to be acquired by him pursuant to the Mergers have not been registered under the Securities Act, nor qualified under any state securities Laws, and that such shares of Stock Consideration are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein.  The Sole Member is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

(b)           Knowledge and Experience; Ability to Bear Economic Risks.  The Sole Member has such knowledge and experience in financial and business matters that the Sole Member is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and the Sole Member is able to bear the economic risk of this investment in the shares of Stock Consideration (including a complete loss of the Sole Member’s investment).

(c)           Limitations on Disposition.

(i)           The Sole Member understands that he must bear the economic risk of the his investment in the shares of Stock Consideration indefinitely unless the shares of Stock Consideration are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such shares of Stock Consideration is qualified under applicable state securities Laws or an exemption from such qualification is available.  The Sole Member further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow the Sole Member to transfer any or all of his interest in the shares of Stock Consideration in the amounts or at the times he might propose.

(ii)          The Sole Member acknowledges that he is aware of Rule 144 under the Securities Act (“Rule 144”) which permits limited public resales of “restricted securities” subject to the satisfaction of certain conditions.  The Sole Member understands that under Rule 144, except as otherwise provided in paragraph (d) of that Rule, the conditions include, among other things: the availability of certain current public information about the issuer, certain holding periods and limitations on the amount of securities to be sold and the manner of sale.  The Sole Member acknowledges that in the event all of the requirements of Rule 144 are not met, registration under the Securities Act, or an exemption from registration will be required for any disposition of the Stock Consideration.  The Sole Member understands, that although Rule 144 is not exclusive, the Commission has expressed its opinion that persons proposing to sell restricted securities received other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

(d)           Advisors.  The Sole Member has consulted his own legal and tax advisors regarding the consequences of the Transactions contemplated by this Agreement and acknowledges that he is not relying upon, nor has he received, any legal or tax advice from the Company, Parent or the Merger Subs or their respective legal counsel or accountants.

(e)           Investment Purpose.  The Sole Member is acquiring his interest in the shares of Stock Consideration solely for the his own account for investment and not with a view toward the resale, transfer or distribution thereof, nor with any present intention of transferring or distributing his interest in the shares of Stock Consideration.

(f)           Restrictive Legend.  The Sole Member understands and acknowledges that the shares of Stock Consideration are characterized as “restricted securities” under U.S. securities Laws and agrees to the imprinting, so long as required by Law, of the following legend on certificates representing the Sole Member’s shares of Stock Consideration:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

5.           Conduct of Business by the Company Pending the Merger.  Prior to the First Effective Time, unless Parent or the Merger Subs shall otherwise agree in writing or as otherwise contemplated by this Agreement:

(a)           the business of the Company shall be conducted only in the ordinary course;

(b)           the Company shall not (i) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any of its membership interests; (ii) amend its articles of organization or operating agreement; or (iii) split, combine or reclassify the outstanding Company Membership Interests or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to any such membership interests;

(c)           the Company shall not (i) issue or agree to issue any additional Company Membership Interests, or options, warrants or rights of any kind to acquire any Company Membership Interests; (ii) acquire or dispose of any fixed assets or acquire or dispose of any other substantial assets other than in the ordinary course of business; (iii) incur additional Indebtedness or any other liabilities or enter into any other transaction other than in the ordinary course of business; (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (v) except as contemplated by this Agreement, enter into any contract, agreement, commitment or arrangement to dissolve, merge, consolidate or enter into any other material business combination;

(d)           the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the service of its present officers and key employees, and to preserve the good will of those having business relationships with it;

(e)           the Company will not, nor will it authorize or permit any officer or employee or any attorney, accountant or other Representative retained by it to, make, solicit, encourage any inquiries with respect to, or engage in any negotiations concerning, any Acquisition Proposal (as defined below).  The Company will promptly advise Parent orally and in writing of any such inquiries or proposals (or requests for information) and the substance thereof.  As used in this paragraph, “Acquisition Proposal” shall mean any proposal for a merger or other business combination involving the Company or for the acquisition of a substantial equity interest in it or any material assets of it other than as contemplated by this Agreement.  The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing;

(f)           except for the Employment Agreements, the Company will not enter into any new employment agreements with any of its officers or employees or grant any increases in the compensation or benefits of its officers and employees other than increases in the ordinary course of business and consistent with past practice or amend any employee benefit plan or arrangement;

(g)           the Company shall update the Parent concerning any material changes to the Condition of the Company; and

(h)           the Company shall not make or change any Tax election, including, but not limited to, any Tax election affecting the Company’s status as an “S” corporation within the meaning Code Section 1361(a).

6.           Additional Agreements.

6.1           Access and Information.  The Company and the First Surviving Company shall each afford to Parent and to Parent’s accountants, counsel and other Representatives full access during normal business hours offsite throughout the period prior to the Second Effective Time of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, provided that no investigation pursuant to this Section shall affect any representations or warranties made herein.

6.2           Further Assurances; Cooperation.

(a)           Upon the terms and subject to the conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.  In furtherance and not in limitation of the covenants of the Parties contained in this Section, if any administrative or judicial action or proceeding, including any proceeding by a third party, is instituted (or threatened to be instituted) challenging any Transaction, each of the Parent, the Merger Subs, the Company and the Sole Member will cooperate in all respects with each other and use his, her or its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Transactions; provided, however, that no Party is required to make any payment to any Person (other than its Representatives) in connection with the foregoing.

(b)           The Company and the Sole Member will use their commercially reasonable efforts to have key employees of the Company identified by Parent execute and deliver to Parent a non-competition and non-solicitation agreement, containing restrictions similar to those set forth in Section 6.4(a) and (b) of this Agreement, provision for injunctive relief and indemnification for breaches of such agreement and otherwise containing Parent’s customary terms and conditions.  In addition, the Company and the Sole Member will use their commercially reasonable efforts to have other employees of the Company identified by Parent on or before the Closing Date, execute and deliver to Parent a confidentiality and assignment of inventions agreement containing Parent’s customary terms and conditions.

(c)           In connection with Parent’s reporting and filing obligations with the Commission, and as otherwise required by Law, the Sole Member shall, at Parent’s request, assist the Surviving Company and Parent with the preparation and completion of audited and reviewed financial statements and related footnotes for the Company (the “Required Financials”) for the quarters and year to date periods as required by the Commission, to be completed no later than sixty-eight (6)8 calendar days after the Closing.  The Sole Member shall assist Parent free of charge and will make himself available after Closing to adequately respond to and address all comments and questions from Parent’s auditors regarding the Required Financials and the Company.

6.3           Public Announcements.  Parent and the Merger Subs, on the one hand, and the Company and the Sole Member, on the other hand, will consult with one another before issuing any press release or otherwise making any public statements in respect of this Agreement or any of the Transactions, and will not issue any such press release or make any such public statement without the prior written consent of the other Parties; provided, however, that (a) following the execution of this Agreement, Parent shall determine, in its sole discretion, whether or not to issue any public announcement with respect to the Transactions and the content thereof (provided, however, that Parent shall consult with and consider any comments from the Company regarding the content of any such announcement) and (if Parent so chooses, in its sole discretion) may issue such public announcement, and (b) any Party may at any time make disclosures regarding the Transactions if it is advised by legal counsel that such disclosure is required under applicable Law or by a governmental entity or any listing agreement with a public securities exchange, in which case the disclosing Party will (i) consult with the other Parties prior to such disclosure, and (ii) seek confidential treatment for such portions of such disclosure as are reasonably requested by any other Party.

6.4           Non-Competition.  As a material inducement to Parent’s consummation of the Transactions, including, without limitation, Parent’s acquisition of the goodwill associated with the business of the Company, the Sole Member agrees as to sub-sections (a)-(d) below.

(a)           The Sole Member will not, for a period of two (2) years following the termination of the Earn-Out Term (the “Restricted Period”), directly or indirectly, for himself or on behalf of or in conjunction with any other Person, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner, advisor, or in any other capacity) any business of management consulting in the SAP software market (such business, the “Restricted Business”) in any Restricted Area, or at any time following the Closing Date make any unauthorized use of any Surviving Company Intellectual Property. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the acquisition as a passive investment of not more than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter and shall not be deemed to prohibit the acquisition of any shares of capital stock of Parent.

(b)           During the Restricted Period, the Sole Member will not directly or indirectly, for himself or on behalf of or in conjunction with any other Person, (i) solicit or hire (or assist or encourage any other Person to solicit or hire), or otherwise interfere in any manner with any employee, advertiser or strategic partner of any of Parent, the Surviving Company, or any of Parent’s subsidiaries (each, a “Restricted Entity”), other than by general public advertisement or other such general solicitation not specifically targeted at any such Person, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with such Restricted Entity or otherwise interfere in any manner in any Restricted Entity’s business relationship with any of its customers, or (iii) solicit or accept business from any customer of any Restricted Entity in connection with a Restricted Business.  For purposes of this Section 6.4(b), a Person shall be deemed to be an employee, customer, advertiser or strategic partner of any Restricted Entity if any such relationship existed or exists at any time (A) during the thirty (30) days prior to the execution of this Agreement or (B) after the Closing Date and during the operation of this provision, and any such Person shall cease to have the applicable status one year after the termination of any such relationship.  However, for any customers, advertisers, employees or strategic partners of Parent or any of Parent’s subsidiaries, other than Surviving Company, such party shall be considered a Restricted Entity and subject to the prohibition contained in this Section 6.4(b) only to the extent that, at the end of the Earn-Out Term, written notice is provided to Principal that such individual or entity is a Restricted Entity.

(c)           The Sole Member agrees that the foregoing covenants are reasonable with respect to their duration, geographic area and scope, to protect, among other things, the Parent’s acquisition of the goodwill associated with the business of the Surviving Company.  If a judicial or arbitral determination is made that any provision of this Section 6.4 constitutes an unreasonable or otherwise unenforceable restriction against the Sole Member, then the provisions of this Section 6.4 shall be rendered void with respect to the Sole Member only to the extent such judicial or arbitral determination finds such provisions to be unenforceable.  In that regard, any judicial or arbitral authority construing this Section 6.4 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 6.4 to the remaining business activities, time periods and/or geographical areas not so severed.  Moreover, in the event that any provision, or the application thereof, of this Section 6.4 is determined not to be specifically enforceable, Parent may be entitled to recover monetary damages as a result of the breach of such agreement.

(d)           The Sole Member acknowledges that he has carefully read and considered the provisions of this Section 6.4.  The Sole Member acknowledges that he has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 6.4.  The Sole Member also acknowledges and understands that these restrictions are reasonably necessary to protect interests of Parent, including, without limitation, protection of the goodwill acquired, and the Sole Member acknowledges that such restrictions will not prevent him from conducting businesses that are not included in the Restricted Business set forth in this Section 6.4 during the periods covered by the restrictive covenants set forth in this Section 6.4.  The Sole Member also acknowledges that the Transactions constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 6.4.

6.5           Employee Matters.

(a)           On or prior to Closing, employment agreements with Parent or one of its subsidiaries shall be executed by each of the Sole Member and Quentin Hurst (the “Principals”, the form of which is attached as Exhibit B hereto (the “Employment Agreements”), and such executed Employment Agreements shall be a condition precedent for Closing.  Under the Employment Agreements, each of the Principals shall serve as Executive Vice President and each shall be entitled to receive an annual base salary equal to $150,000 and an annual bonus of up to $50,000 in accordance with the terms set by the Chief Executive Officer of the Surviving Company.  The Employment Agreements shall have a two-year term and provide for other terms customary for employment arrangements of this type; the final terms of which will be mutually agreed upon by both Parent and the Principals.  No rights to employment will exist unless and until such Employment Agreements are executed and delivered.

(b)           Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Parent’s or the Surviving Company’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement as long as Parent otherwise satisfies its obligations under this Section 6.5, (iii) is intended to confer upon any current or former employee (except for the Sole Member) any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.  Notwithstanding the foregoing, Parent agrees that the medical and other healthcare benefit plans of the Company as of the date hereof shall continue to cover employees of the Surviving Company through December 31, 2017.

6.6           Tax Covenants.

(a)           To the extent permitted under applicable Law, the Company shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to any Company Tax or Company Tax Return.

(b)           To the extent not filed prior hereto, David Nowak (the “Member Representative”) shall prepare or cause to be prepared, in accordance with applicable Law and consistent with past practice of the Company, each Company Tax Return for each Pre-Closing Period.  At least twenty (20) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), the Member Representative shall deliver such Company Tax Return to Parent.  No later than fifteen (15) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), Parent may make reasonable changes and revisions to such Company Tax Return (provided that any changes do not require the Company or the Sole Member to incur any additional tax obligations).  The Member Representative shall cooperate fully in making any reasonable changes and revisions to any Company Tax Return for a Pre-Closing Period.  At least three (3) days prior to the date on which a Company Tax Return (as reasonably revised by Parent) for a Pre-Closing Period is due (after taking into account any valid extension), the Sole Member shall pay to Parent an amount equal to any Company Tax due with respect to such Company Tax Return, and Parent shall file such Company Tax Return.

(c)           Parent shall prepare and file each Company Tax Return for any Post-Closing Period or any Straddle Period in accordance with applicable Law.  At least twenty (20) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), Parent will deliver such Company Tax Return to the Member Representative.  No later than fifteen (15) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), the Member Representative may make reasonable changes and revisions to such Company Tax Return.  Parent shall cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period.  At least three (3) days prior to the date on which such Company Tax Return (as reasonably revised by the Sole Member) for a Straddle Period is due (after taking into account any valid extension), the Sole Member shall pay to Parent an amount equal to the Company Tax on such Company Tax Return to the extent such Company Tax relates, as determined under Section 6.6(d), to the portion of such Straddle Period ending on and including the Closing Date.

(d)           In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of a Tax other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.

(e)           Each Party will promptly forward to the others a copy of all written communications from any governmental entity relating to any Company Tax or Company Tax Return for a Pre-Closing Period or Straddle Period.  Upon reasonable request, each Party will make available to the others all information, records and other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period.  The Parties will preserve all information, records and other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Period or Straddle Period until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return.  Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period, the Company and the Sole Member, as applicable, will give to Parent reasonable written notice and, to the extent Parent so requests, the Company and the Sole Member, as applicable, will permit Parent to take possession of all such information, records and documents.  In addition, the Parties will cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax for a Pre-Closing Period or Straddle Period and in connection with any audit, action, suit, claim or proceeding relating to any such Company Tax or Company Tax Return, and Parent will have the right to control any such audit, action, suit, claim or proceeding.  Nothing in this Section 6.6(e) will affect or limit any indemnity or similar provision or any representations, warranties or obligations of any of the parties.  Each Party will bear its own costs and expenses in complying with the provisions of this Section 6.6(e).

(f)           Parent, on the one hand, and the Sole Member, on the other hand, shall each be liable for and each shall pay when due fifty percent (50%) of all Transfer Taxes incurred in connection with this Agreement or any of the Transactions.  The Party required by any legal requirement to file a Tax Return or other documentation with respect to such Transfer Taxes shall do so within the time period prescribed by Law, and the other Party shall promptly reimburse such Party for any Transfer Taxes for which the other Party is responsible upon receipt of notice that such Transfer Taxes are payable.  To the extent permitted by any applicable legal requirement, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.

(g)           Neither the Sole Member nor the Company shall make or request a refund of any Company Tax or with respect to any Company Tax Return or amend any Company Tax Return, unless Parent, at its sole discretion, consents in writing thereto.  Parent shall not be obligated to seek or request any refund of any Company Tax or amend any Company Tax Return.

(h)           Each of the Company and the Sole Member shall terminate or cause to be terminated any Tax sharing or similar agreement with respect to or involving the Company as of the Closing Date, without liability to any party, and any further effect for any year (whether the current year, a future year or a past year).  Any amounts payable under any Tax sharing or similar agreement will be cancelled as of the Closing Date, without any liability to the Company.

6.7           Subsidiary Status of the Surviving Company.  Following the Closing, the Surviving Company shall operate as a wholly-owned, professional services subsidiary of Parent and Parent shall be responsible for the working capital of the Surviving Company.

6.8           Payment of Pre-Closing Accounts Receivable in Excess of Accounts Payable. During the sixty (60) days following the Closing (the “Pre-Closing Account Period”), Parent shall cause any funds relating to any Accounts Receivable of the Company arising from the business of the Company prior to the Closing Date, solely to the extent in excess of all aggregate accounts payable (excluding the Disputed Payable) of the Company arising in the pre-Closing period that are determined to be outstanding as of the Closing (the “Additional Amounts”), to be remitted to the Sole Member.  Parent shall prepare and deliver to the Sole Member a final schedule (the “Final Schedule”) of the Accounts Receivable arising from the business of the Company prior to the Closing Date and payment of accounts payable arising from the business of the Company prior to the Closing Date, excluding the Disputed Payable) (the “Pre-Closing Accounts”) no later than sixty (60) days after the Closing Date.  The Sole Member shall then have thirty (30) days to review the Final Schedule and notify Parent of any objections thereto.  In the event that such objections are timely delivered, Parent and the Sole Member shall use their respective commercially reasonable efforts and exchange any information reasonably requested by the other party for a period of five (5) days after the receipt by Parent of the objections, or such longer period as they may agree in writing, to resolve any disagreements regarding the Pre-Closing Accounts.  If Parent and the Sole Member are unable to resolve such disagreements within such time, then, at any time thereafter, either the Sole Member or Parent may require that the Independent Accountant shall resolve such Pre-Closing Accounts dispute in accordance with the dispute resolution guidelines set forth in Sections 1.12(c) and (d).  To the extent there is any deficiency in funds in the Pre-Closing Accounts for the payment of pre-Closing accounts payable (excluding the Disputed Payable), after advising the Sole Member and providing him a reasonable opportunity to cure such deficiency, Parent may offset such deficiency against any future amounts due to the Sole Member, including from the Cash Consideration.  Following the end of the Pre-Closing Account Period, to the extent any deficiency in funds in the Pre-Closing Accounts has been cured as provided herein, any uncollected Accounts Receivable arising from the business of the Company prior to the Closing shall be transferred to the Sole Member.

7.           Conditions of Parties’ Obligations.

7.1           Company Obligations.  The obligations of Parent and Merger Subs under this Agreement and the Certificates of Merger are subject to the fulfillment at or prior to the First Effective Time of the following conditions, any of which may be waived in whole or in part by Parent.

(a)           No Errors, etc.  The representations and warranties of the Company and Sole Member under this Agreement shall be deemed to have been made again on the date of the First Effective Time and shall then be true and correct in all material respects.

(b)           Compliance with Agreement.  The Company and Sole Member shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition that, with the giving of notice or lapse of time, or both, would constitute a Default or Event of Default, and, since the June 30, 2016, there shall have been no material adverse change in the Condition of the Company and the Company shall have operated its business in the ordinary course, consistent with past practices.

(d)           Closing Certificate.  The Company shall have delivered to Parent and Merger Subs a certificate dated the Closing Date, executed on its behalf by the President of the Company, certifying the satisfaction of the conditions specified in paragraphs (a), (b) and (c) of this Section 7.1.

(e)           No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificates of Merger or the carrying out of the Transactions contemplated by the Merger Documents.

(f)            Consents.  All of the Company consents set forth in Schedule 7.1(f) of the Disclosure Schedules shall have been obtained.

(g)           Officer’s Certificate.  All proceedings of the Company and the Sole Member that are required in connection with the Transactions shall be reasonably satisfactory in form and substance to Parent and its counsel, and Parent and its counsel shall have received such evidence of any such proceedings, good standing certificates, organizational and governing documents, certified in an officer’s certificate, as is customary in transactions such as this one.

(h)           Termination of Member Agreements.  All membership interest holders agreements, voting agreements, registration rights agreements and similar agreements between or among the Company and the Sole Member, and all other agreements set forth in Schedule 7.1(h) of the Disclosure Schedules, shall have been terminated and shall cease to be of force or effect.

(i)           Due Diligence.  Parent shall have completed its due diligence of the Company and the Sole Member.

(j)           Repayment of Indebtedness.  The Company shall have delivered to Parent evidence of its repayment of all its indebtedness as of the Closing Date and the release or termination of all Liens of record, encumbrances and UCC filings against the Company and its properties as of the Closing Date.

(k)           Cash.  Prior to the Closing Date, the Company will distribute all cash and cash equivalents of the Company to the Sole Member, such that there will be no cash remaining with the Company as of the Closing Date.

(l)           Employment Agreements.  Each of the Sole Member and Hurst shall have duly executed and delivered to Parent his respective Employment Agreement.

(m)           Proceedings and Documents.  All proceedings and actions taken in connection with the Transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and the Merger Subs.  The Company shall furnish to Parent and the Merger Subs such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 7.1 as Parent or its counsel may reasonably request.

7.2           Parent and Merger Sub Obligations.  The obligations of the Company under this Agreement and the Certificates of Merger are subject to the fulfillment at or prior to the First Effective Time of the following conditions precedent, any or all of which may be waived in writing in whole or in part by the Company and the Sole Member to the extent permitted by applicable Law:

(a)           No Errors, etc.  The representations and warranties of Parent and the Merger Subs under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)           Compliance with Agreement.  Parent and the Merger Subs shall have performed and complied in all material respects with all agreements and conditions required by this Agreement and the Certificates of Merger to be performed or complied with by them on or before the Closing Date.

(c)           No Default or Adverse Change.  There shall not exist on the Closing Date any Default or Event of Default or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Default of Event of Default, and since June 30, 2016, there shall have been no material adverse change in the Condition of the Parent.

(d)           Closing Certificate.  Parent and the Merger Subs shall have delivered to the Company a certificate dated the Closing Date, executed on their behalf by their respective President, certifying the satisfaction of the conditions specified in paragraphs (a), (b), and (c) of this Section 7.2.

(e)           No Restraining Action.  No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificates of Merger or the carrying out of the Transactions contemplated by the Merger Documents.

(f)            Consents.  All consents required to be obtained by Parent and the Merger Subs shall have been obtained.

(g)           Officer’s Certificate.  All proceedings of Parent and the Merger Subs that are required in connection with the Transactions shall be reasonably satisfactory in form and substance to the Company and its counsel, and the Company and its counsel shall have received such evidence of any such proceedings, good standing certificates, organizational and governing documents, certified in an officer’s certificate, as is customary in transactions such as this one.

(h)           Employment Agreements.  Parent shall have delivered to the Principals their respective Employment Agreement duly executed by Parent or the Surviving Company, as applicable.

8.           Indemnification

8.1           Indemnification.

(a)           Indemnification by the Sole Member.  Subject to the other terms of this Section 8.1, the Sole Member will defend, indemnify and hold harmless Parent and its Representatives (collectively, the “Parent Indemnified Parties”), from and against and in respect of any and all losses, liabilities, obligations, claims, actions, damages, judgments, penalties, fines, settlements and expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by any of the Parent Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by either the Company or the Sole Member in this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by either the Company or the Sole Member in this Agreement (except that as to the Company, only with respect to any breach prior to Closing), (iii) any Company Taxes for or attributable to any Tax period (or portion thereof) ending on or prior to the Closing Date (including, but not limited to, the portion of any Straddle Period ending on the Closing Date) or (iv) the Disputed Payable, including without limitation any payment by Parent, Parent Affiliate or the Surviving Company related thereto.

(b)           Indemnification by Parent.  Subject to the other terms of this Section 8.1, Parent will defend, indemnify and hold harmless the Sole Member and each of his respective Representatives (collectively, the “Member Indemnified Parties”) from and against and in respect of any and all Losses incurred by any of the Member Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by Parent and the Merger Subs in this Agreement, or (ii) any breach of or failure to comply with any covenant or agreement made by the Parent or Merger Subs in this Agreement (except that as to the Company, only with respect to any breach from and after the Closing Date).

(c)           Indemnification Procedure.

(i)           The Person seeking indemnification under this Section 8.1 (the “Indemnified Party”) shall give to the Party(ies) from whom indemnification is sought (the “Indemnifying Party”) prompt written notice (in the case of indemnification under Section 8.1(a), such notice shall be given to the Sole Member) of any third-party claim which may give rise to any indemnity obligation under this Section 8.1, and the Indemnifying Party will have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within ten (10) days of receipt of the Indemnified Party’s written notice; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party.  Failure of the Indemnified Party to give prompt notice shall not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure.  If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at its sole cost and expense; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable judgment of counsel to the Indemnified Party, a conflict or potential conflict exists, or there are separate or additional defenses available to the Indemnified Party, that would make such separate representation advisable.  If the Indemnifying Party declines to assume any such defense or fails to diligently pursue any such defense, then the Indemnifying Party will be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with investigating, defending, settling and/or otherwise dealing with such claim, including reasonable fees and disbursements of counsel.  The Parties agree to cooperate with each other in connection with the defense of any such claim.  The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise, or consent to the entry of any judgment with respect to any such claim, unless such settlement, compromise or judgment (A) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (B) does not involve any remedies other than monetary damages, and (C) includes an unconditional release of the Indemnified Party and its Affiliates for all liability arising out of such claim and any related claim.  The Indemnified Party will not, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, settle, compromise, or consent to the entry of any judgment with respect to any such claim.

(ii)          If an indemnification claim by any Indemnified Party is not disputed by the Indemnifying Party within thirty (30) days after the Indemnifying Party’s having received written notice thereof, or has been resolved by a Law of a governmental entity, by a settlement of the indemnification claim in accordance with Section 8.1(c)(i) or by agreement of the Indemnified Party and the Indemnifying Party (any of the foregoing, a “Resolution”), then (A) in the case of indemnification under Section 8.1(b), Parent will pay to the Member Indemnified Party promptly following such Resolution an amount in cash equal to the Losses of such Member Indemnified Party as set forth in such Resolution, or (B) in the case of indemnification under Section 8.1(a), Parent will deliver evidence of such Resolution to the Sole Member, whereupon the Sole Member will deliver to the Parent Indemnified Party an amount equal to the Losses of such Parent Indemnified Party as set forth in such Resolution.  At the election of the Sole Member, the amount to be delivered to the Parent Indemnified Party in accordance with the immediately preceding sentence may be deducted from the Earn-Out Payments, if any.  Except as otherwise specifically provided in Section 8.1(d), the depletion of the Earn-Out Payments, if any, will not serve as a bar to recovery by the Parent Indemnified Parties from the Sole Member of any indemnifiable Losses, and the Parent Indemnified Parties will be entitled to look directly to the Sole Member for any Losses in excess of the such amounts, and such Losses will be the obligations of the Sole Member as provided in Section 8.1(a) and will be paid to the applicable Parent Indemnified Party promptly following such Resolution.

(d)           Limitations.

(i)           The foregoing indemnification obligations will survive the consummation of the Mergers for a period of one (1) year following the Closing Date; provided, however, that the right to indemnification arising out of, based upon or related to any inaccuracy or breach of any of the representations or warranties contained in Sections 2.1, 2.3, 2.4, 2.6, 2.7, 2.8, 2.12, 2.16, 2.17, 3.1, 3.2, 3.3, 3.4, 3.6, 3.7, 3.8, 3.9, 3.10, 4.1, 4.2, 4.3, 4.5, 4.6 and the first sentence of Section 2.13(a) (collectively, the “Fundamental Representations”) or arising under Section 8.1(a)(iii) will survive the Closing until sixty (60) days after the expiration of the statute of limitations for any claim thereunder relating to the matters covered by the applicable Fundamental Representation, including any extensions thereof, or, except with respect to any indemnification arising under Section 8.1(a)(iii) or related to the representations and warranties contained in Section 2.12, if no statute of limitations is applicable thereto, for a period of six (6) years after the Closing Date; and provided, further, that claims first asserted in writing within the applicable survival period will not thereafter be barred.

(ii)         Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, any indemnification arising under Section 8.1(a)(iii), or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 8.1(d)(ii)), the Sole Member will have no liability to the Parent Indemnified Parties for indemnification claims brought under Section 8.1(a)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $50,000 in the aggregate, and then the Parent Indemnified Parties will be entitled to recover only such amounts in excess of $50,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).

(iii)        Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, any indemnification arising under Section 8.1(a)(iii), or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of the Sole Member for any and all Losses in respect of indemnification claims brought under Section 8.1(a)(i) shall be limited to an amount equal to $1,250,000 (the “Representations Claims Cap”).

(iv)        Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 8.1(d)(iv)), Parent will have no liability to the Member Indemnified Parties for indemnification claims brought under Section 8.1(b)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $50,000 in the aggregate, and then the Member Indemnified Parties will be entitled to recover only such amounts in excess of $50,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).

(v)         Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of Parent for any and all Losses in respect of indemnification claims brought under Section 8.1(b)(i) shall be limited to an amount equal to the Representations Claims Cap.

(vi)        NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR DIMINUTION IN VALUE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NO PARTY SHALL BE LIABLE FOR EXEMPLARY OR PUNITIVE DAMAGES.

(vii)       In calculating the amount of Losses recoverable pursuant to this Section 8.1, the amount of such Losses shall be reduced by (A) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same and any premium increase directly attributable thereto), (B) any tax benefits actually realized by the Indemnified Party related to such Loss, and (C) any recoveries actually received by the Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. If any Losses for which indemnification payments have actually been received by the Indemnified Party hereunder are subsequently reduced by any insurance payment, tax benefit or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the expenses incurred by such Indemnified Party (i) in procuring such recovery or (ii) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed).

(viii)      Following the Closing Date, the sole and exclusive remedy of the Parent Indemnified Parties and the Member Indemnified Parties with respect to any and all claims relating to this Agreement, the Disclosure Schedules, or any of the certificates delivered pursuant to Section 7 shall be indemnification in accordance with this Section 8.1, except with respect to any claim arising out of, based upon or related to fraud or intentional misrepresentation or a breach of any of the covenants set forth in Section 6.4 or Section 1, and provided that any claims under the Employment Agreements shall not be limited by this section and shall be subject to any applicable remedies thereunder.  Each Indemnified Party entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder, and the costs and expenses incurred in connection with such mitigation efforts shall be deemed Losses for purposes of this Section 8.1.

(e)           The Parties agree to treat any indemnity payment made pursuant to Section 8.1 as an adjustment to the aggregate Merger Consideration for federal, state, local and foreign income tax purposes.

8.2           Payment of Indemnification Obligations; Set-Off Right.  Notwithstanding anything contained herein to the contrary, in the event any Parent Indemnified Party has made any claim or claims for indemnification pursuant to this Agreement, which claim or claims have been determined by a final, non-appealable judgment or settlement and remain unsatisfied prior to the date of an Earn-Out Payment, Parent shall have the right to set-off such amount against any Earn-Out Payments on a dollar-for-dollar basis in an amount equal to the aggregate dollar value of such claim or claims (or Parent’s good faith estimate thereof) until such time as such claim or claims have been finally resolved or satisfied.  Any Earn-Out Payments payable by Parent which are set-off pursuant to this Section 8.2 shall no longer be due or payable by Parent.

9.           Termination Prior to Closing.

9.1           Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)           By the mutual written consent of the Company, the Merger Subs and Parent;

(b)           By the Company, if Parent or either of the Merger Subs (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breaches any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after the Company has notified Parent and the Merger Subs of its intent to terminate this Agreement pursuant to this paragraph (b);

(c)           By Parent and the Merger Subs, if the Company (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it on or prior to the Closing Date, (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within thirty (30) days after Parent or either Merger Sub has notified the Company of its intent to terminate this Agreement pursuant to this paragraph (c);

(d)           By either the Company, on the one hand, or Parent and Merger Subs, on the other hand, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Parent, the Merger Subs or the Company, which prohibits or materially restrains any of them from consummating the Transactions, provided that the Parties shall have used their best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within ninety (90) days after entry, by any such court or governmental or regulatory agency; or

(e)           By either the Company, on the one hand, or Parent and the Merger Subs, on the other hand, if the Closing has not occurred on or prior to July 31, 2016, for any reason other than delay or nonperformance of the Party seeking such termination.

9.2           Termination of Obligations.  Termination of this Agreement pursuant to this Section 9 shall terminate all obligations of the Parties hereunder, except for the obligations under Section 10.3; provided, however, that termination pursuant to paragraphs (b) or (c) of Section 9.1 shall not relieve the defaulting or breaching Party or Parties from any liability to the other Parties hereto.

10.           Miscellaneous.

10.1           Notices.  Any notice, request or other communication hereunder shall be given in writing and shall be served either personally by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

If to Parent or
Merger Subs:	Ameri Holdings, Inc.
100 Canal Pointe Blvd., Suite 108
Princeton, New Jersey 08540
Attention: Mr. Giri Devanur, President & Chief Executive Officer

With a copy to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Adam Finerman, Esq.

If to the Company:	Virtuoso, L.L.C.
4901 West 136th Street
Leawood, Kansas 66224
Attention: Mr. David Nowak

With a copy to:	Polsinelli PC
900 W. 48th Place, Suite 900
Kansas City, Missouri 64112
Attention: D. Scott Lindstrom, Esq.

Notices shall be deemed received at the earlier of actual receipt or three (3) business days following mailing.  Counsel for a Party (or any authorized representative) shall have authority to accept delivery of any notice on behalf of such Party.

10.2          Entire Agreement.  This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the Parties with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

10.3          Expenses.  All fees and out-of-pocket expenses incurred by the Company or the Sole Member in connection with this Agreement, any of the other Transaction Documents or any of the Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by the Company prior to Closing and by the Sole Member after Closing.  If and to the extent such fees and out-of-pocket expenses are paid by Parent or any of its Affiliates, Parent shall have the right to offset any cash payments to them under Section 1.8(a) hereof for such amounts.  All fees and out-of-pocket expenses incurred by Parent and the Merger Subs in connection with this Agreement, any of the other Transaction Documents or any of the Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by Parent.

10.4          Time.  Time is of the essence in the performance of the Parties’ respective obligations herein contained.

10.5          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.6          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and heirs.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, whether voluntarily or by operation of Law, including by way of sale of assets, merger or consolidation, by any of the Company or the Sole Member, on the one hand, or Parent or either of the Merger Subs, on the other hand, without the prior written consent of the other Parties.  Any assignment in violation of the preceding sentence shall be void.

10.7          No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement.

10.8          Counterparts.  This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document.  Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

10.9          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.  The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York.  The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in prospect hereof brought in New York, New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York, New York has been brought in an inconvenient forum.  With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question

10.10        Specific Performance.  Notwithstanding anything herein to the contrary, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

10.11        Amendment and Modification; Waiver.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Parent, each of the Merger Subs, the Company and the Sole Member.  No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The Certificates of Merger may be amended or modified at any time in all respects by an instrument in writing executed by the Parties thereto.

10.12        Legal Counsel.

(a)           Each of the Parties hereto represents, warrants and covenants that it has had ample opportunity to consider entering into this Agreement and has had an opportunity to consult with counsel regarding this Agreement prior to executing the same.  The Company has engaged Polsinelli PC (“Polsinelli”) to represent it in connection with the preparation of this Agreement, and any other agreement required to be executed by it in connection with this Agreement.  Polsinelli was not, and has not been engaged, to provide legal counsel to any person other than the Company.  The Sole Member (a) approves Polsinelli’s representation of the Company in the preparation of this Agreement; (b) acknowledges that no legal counsel has been engaged by the Company to protect or otherwise represent the interests of the Sole Member, that Polsinelli has not been engaged by the Sole Member to protect or represent the interests of the Sole Member vis-à-vis the Company or in connection with the preparation of this Agreement; and (c) acknowledges further that the Sole Member has been afforded the full opportunity to engage and seek the advice of its own legal counsel before entering into this Agreement.  The parties further agree that any rule that provides that an ambiguity within a document will be interpreted against the party drafting such document shall not apply.

(b)           Parent agrees, and shall cause the Surviving Company and any of its other affiliates to agree, that, following consummation of the Transactions contemplated hereby, such representation and any prior representation of the Company by Polsinelli shall not preclude Polsinelli from serving as counsel to the Sole Member in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions. Parent shall not, and shall cause the Surviving Company and any of its other affiliates not to, seek or have Polsinelli disqualified from any such representation based upon the prior representation of the Company by Polsinelli. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.12(b) shall not be deemed exclusive of any other rights to which Polsinelli is entitled whether pursuant to law, contract or otherwise.

10.13       Attorney-Client Privilege.

(a)           All communications between the Sole Member or the Company, on the one hand, and Polsinelli, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby (the "Privileged Communications") shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Sole Member and shall not pass to or be claimed by Parent, the Surviving Company or any of its other affiliates. Accordingly, Parent and the Surviving Company and shall not have access to any Privileged Communications or to the files of Polsinelli relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Sole Member (and not Parent or the Surviving Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Parent or the Surviving Company shall be a holder thereof, (ii) to the extent that files of Polsinelli in respect of such engagement constitute property of the client, only the Sole Member (and not Parent nor the Surviving Company) shall hold such property rights and (iii) Polsinelli shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent or the Surviving Company by reason of any attorney-client relationship between Polsinelli and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent or its affiliates (including the Surviving Company), on the one hand, and a third party other than any of the Sole Member, on the other hand, Parent and its affiliates (including the Surviving Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Parent nor any of its affiliates (including the Surviving Company) may waive such privilege without the prior written consent of the Sole Member, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Parent or any of its affiliates (including the Surviving Company) is legally required by governmental order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Parent’s counsel, then Parent shall immediately (and, in any event, within thirty (30) Business Days notify the Sole Member in writing so that the Sole Member can seek a protective order.

(b)           Notwithstanding the any other provision in this Agreement, Sections 10.12 and 10.13 are intended for the benefit of, and shall be enforceable by, Polsinelli. Sections 10.12 and 10.13 shall be irrevocable, and no term of such Sections may be amended, waived or modified, without the prior written consent of Polsinelli.

11.           Certain Definitions.  Unless the context otherwise requires, the terms defined in this Section 11 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

The “2016 Gross Margin Target” is equal to $625,000.

The “2017 Gross Margin Target” is equal to $1.7 million.

The “2018 Gross Margin Target” is equal to $1.15 million.

The “2016 Revenue Target” is equal to $1.75 million.

The “2017 Revenue Target” is equal to $4.75 million.

The “2018 Revenue Target” is equal to $3.2 million.

“Accounts Receivable” means, as of any specified date, any trade accounts receivable, bid, performance deposits, customer advances and other miscellaneous receivables of the Company.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York generally are closed for regular banking business.

“Cause” shall mean:  (i) the Sole Member’s grossly negligent or willful disregard of the lawful and reasonable directives of the Board of Directors of Parent or the Company clearly communicated to the Sole Member and which remains uncured after thirty (30) days’ written notice from Parent or the Company notifying the Sole Member of such grossly negligent or willful disregard in reasonable detail; (ii) the Sole Member’s material breach of the terms of his employment which remains uncured after thirty (30) days’ written notice from Parent or the Company notifying the Sole Member of such breach in reasonable detail (and if such breach is of a nature that it cannot reasonably be cured within thirty (30) days, as long as the cure is commenced and continuing within such 30-day period, Sole Member shall have a reasonable period of time to cure such breach); or (iii) the Sole Member’s conviction by a court of a felony or other crime of moral turpitude, for which such termination shall be immediate.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change of Control” shall occur if any Person becomes the beneficial owner (as that concept is defined in Rule 13d-3 promulgated under the Exchange Act) of securities of a company or other entity possessing at least 51% of the voting power to direct the policies, conduct and business of such company or other entity, other than Giri Devanur, Dev Devanur or Lone Star Value Fund, or their affiliates.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company Tax” means any Tax, if and to the extent that the Company or any subsidiary is or may be potentially liable under applicable Law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.

“Company Tax Return” means any Tax Return filed or required to be filed with any governmental entity, if, in any manner or to any extent, relating to or inclusive of the Company, any subsidiary or any Company Tax.

“Contract” means any written contract, agreement, arrangement, license, lease, instrument or note that creates a legally binding obligation.

“Default” shall mean a default or failure in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed under the terms of this Agreement or the Certificate of Merger, if such default or failure in performance shall remain unremedied for ten (10) days.

“Disclosure Schedules” means the disclosure schedules delivered by the parties concurrently with the execution and delivery of this Agreement.

“Disputed Payable” means the accounts payable, with an estimated amount of $95,865 owed by the Company to Vista Vision Technologies.

“Environmental Law” means any and all Laws and permits issued, promulgated or entered into by any governmental entity relating to the environment, the protection or preservation of human health or safety, including the health and safety of employees, the preservation or reclamation of natural resources, or the treatment, storage, disposal, management, Release or threatened Release of Hazardous Materials, in each case as in effect on the date hereof and as may be issued, promulgated or amended from time to time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Event of Default” shall mean (a) the failure of the Company to pay any Indebtedness for Borrowed Money, or any interest or premium thereon, within ten (10) days after the same shall become due, whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, (b) an event of default under any agreement or instrument evidencing or securing or relating to any such Indebtedness, or (c) the failure of the Company to perform or observe any material term, covenant, agreement or condition on its part to be performed or observed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when such term, covenant or agreement is required to be performed or observed.

“Good Reason” means the occurrence of any of the following: (i) the assignment to the Sole Member by Parent or the Company of duties with significantly less responsibility than those contemplated as of the date of the Sole Member’s original employment following the Closing without the Sole Member’s prior written consent; (ii) Parent’s or the Company’s material breach of this Agreement or any employment agreement or arrangement with the Sole Member, provided that (A) the Sole Member provides written notice to Parent or the Company of the event or circumstance giving rise to such breach within thirty (30) days of such event or circumstance, and (B) such event or circumstance is not cured within thirty (30) days after the Sole Member provides written notice to Parent or the Company of such event or circumstance (assuming such event or circumstance is capable of being cured); (iii) the Sole Member’s principal office is moved from its current location to a location more than fifty (50) miles therefrom, or the Sole Member’s travel responsibilities are materially increased without the Sole Member’s prior written consent; (iv) the successor of Parent or the Company after a Change of Control or sale of all or substantially all of the assets of Parent or the Company fails to assume or be bound by this Agreement or the Sole Member’s employment agreement or arrangement; (v) the Sole Member’s base salary is reduced below the then-current base salary without the Sole Member’s prior written consent; or (vi) Parent or the Company directs or requires the Sole Member to take any actions that are unlawful or to omit to take any actions where such omissions are unlawful.

“Hazardous Material” means those materials, substances, biogenic materials or wastes that are regulated by, or form the basis of liability under, any Environmental Law, including polychlorinated biphenyls, pollutants, solid wastes, explosive, radioactive or regulated materials or substances, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, mold, materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.

“Indebtedness” shall mean any obligation of the Company which under generally accepted accounting principles is required to be shown on the balance sheet of the Company as a liability.  Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of the Company shall be deemed to be Indebtedness even though such obligation is not assumed by the Company.

“Indebtedness for Borrowed Money” shall mean (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the Company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the Company or for which the Company is otherwise contingently liable.

“Independent Accountant” means a mutually satisfactory nationally recognized accounting firm (other than Parent’s, either Merger Sub’s or the Company’s accountants prior to the Closing, if any, and provided that such accounting firm is not engaged by Parent or any of its Affiliates).

“Intellectual Property” means all intellectual property rights arising from or in respect of the following, as of the date of this Agreement: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, company and business names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all computer programs and software (including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, but excluding off-the-shelf commercial or shrink-wrap software), databases and compilations (including any and all data and collections of data), and all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, all technology supporting any of the foregoing, and all documentation, including user manuals and other training documentation, related to any of the foregoing (collectively, “Software”), and (v) all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other works of authorship, and other tangible embodiments of the foregoing, in any form, and all related technology.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact.  An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact. As to the Company, the Company will be deemed to have “knowledge” if either of the Principals had actual knowledge of such fact or matter.

“Law” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule, regulation, administrative interpretation, directive or other requirement of any governmental entity.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Material Adverse Effect” means any change or effect that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company, taken as a whole, or on the ability of the Company to consummate timely the Transactions to which it is a party.

“Merger Consideration” means the Cash Consideration and the Stock Consideration, subject to adjustment as set forth herein, plus the Earn-Out Payments, if any.

“Permitted Liens” shall mean (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Post-Closing Period” means any Tax period beginning after the Closing Date.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, representatives and agents.

“Restricted Area” means any geographical area in which a material amount of the business of the Company is conducted or pursued as of the Closing Date or at any time during the Restricted Period.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a stockholder of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065), or any amendment to the foregoing, required to be supplied to a Tax authority relating to Taxes.

“Transaction Documents” means this Agreement, the Merger Certificates and the Employment Agreements.

“Treasury Regulations” means the regulations promulgated under the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written.

PARENT:

AMERI HOLDINGS, INC.

By:	/s/ Giri Devanur
Giri Devanur
President and Chief Executive Officer

PURCHASER:

VIRTUOSO ACQUISITION INC.

By:	/s/ Giri Devanur
Giri Devanur
President and Chief Executive Officer

MERGER SUB 2:

AMERI100 VIRTUOSO INC.

By:	/s/ Giri Devanur
Giri Devanur
President and Chief Executive Officer

COMPANY:

VIRTUOSO, L.L.C.

By:	/s/ David Nowak
David Nowak
Sole Member

SOLE MEMBER OF VIRTUOSO, L.L.C.

/s/ David Nowak
David Nowak

[Signature Page to Merger Agreement]